UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12
Optical Communication Products, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Class A Common Stock, par value $.001 per share, of Optical Communication Products, Inc. (“Company Common Stock”)

2)	Aggregate number of securities to which transaction applies:

48,042,195 shares of Company Common Stock and 648,607 shares of Company Common Stock issuable upon the exercise of options with an exercise price per share of less than $1.65 per share.

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) the product of 48,042,195 shares of common stock and the merger consideration of $1.65 per share (equal to $79,269,622) and (b) the difference between the merger consideration of $1.65 per share and the exercise price per share of each of the 648,607 shares of common stock options outstanding in which the exercise price per share is less than $1.65 per share (equal to $383,999). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying $0.0000307 by the amount calculated in the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$79,653,621

5)	Total fee paid:

$2,445.37
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

OPTICAL COMMUNICATION PRODUCTS, INC.
6101 Variel Avenue
Woodland Hills, California 91367

A MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

September   , 2007
Dear Stockholder:

On June 19, 2007, the board of directors of Optical Communication Products, Inc., a Delaware corporation (the “Company”), acting upon the unanimous recommendation of a special committee of independent directors, unanimously approved a merger agreement providing for the merger of the Company with Oplink Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Oplink Communications Inc., a Delaware corporation (“Oplink”). If the merger is completed, you will be entitled to receive $1.65 in cash, without interest, for each share of the Company’s common stock that you own, and the Company will be wholly-owned by Oplink.

You will be asked, at a special meeting of the Company’s stockholders, to vote to approve and adopt the merger agreement. The board of directors, acting upon the unanimous recommendation of the special committee, has determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the Company and its stockholders (by which we mean, for purposes of this proxy statement, stockholders of the Company other than Oplink and its affiliates) and approved the merger agreement. The board of directors unanimously recommends that the Company’s stockholders vote “FOR” the approval and adoption of the merger agreement.

At the special meeting of the Company’s stockholders, you may also be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

The date, time and place of the special meeting to consider and vote upon the merger agreement will be as follows:

October   , 2007
10:00 a.m. Pacific Time
6101 Variel Avenue, Woodland Hills, California

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s stockholders and includes the merger agreement as Annex A. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents that we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of (i) the holders of 66 2/3% of our common stock that is not owned by Oplink or its affiliates and (ii) the holders of a majority of the outstanding voting power of our common stock. As of the date hereof, Oplink controls approximately 58% of our voting power and has committed to vote in favor of the merger agreement and any other matter to be approved by stockholders at the special meeting.

If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement. Therefore, please complete, sign and mail your enclosed proxy card in the postage-paid envelope. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting and wish to vote in person.

If you have any questions or need assistance voting your shares, please contact Philip F. Otto, our Chief Executive Officer and President, or Frederic T. Boyer, our Chief Financial Officer, at (818) 251-7100 or our proxy solicitation agent, D.F. King & Co., Inc., toll-free at          .

Our board of directors and management thank you for your cooperation and continued support.

By Order of the Board of Directors,

Philip F. Otto
Director, Chief Executive Officer and President

Woodland Hills, California
September   , 2007

This proxy statement is dated September   , 2007, and is first being mailed to OCP stockholders on or about September   , 2007.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTIONS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OPTICAL COMMUNICATION PRODUCTS, INC.
6101 Variel Avenue
Woodland Hills, California 91367

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on October   , 2007

TO THE STOCKHOLDERS OF OPTICAL COMMUNICATION PRODUCTS, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Optical Communication Products, Inc., a Delaware corporation (the “Company”) will be held on October      , 2007, at 10:00 a.m. Pacific Time at 6101 Variel Avenue, Woodland Hills, California 91367, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (“merger agreement”), dated as of June 19, 2007, by and among the Company, Oplink Communications, Inc., a Delaware corporation (“Oplink”), and Oplink Acquisition Corporation (“merger sub” or “Oplink Acquisition”), which provides for the merger of merger sub, a wholly-owned subsidiary of Oplink, with and into the Company, with the Company continuing as the surviving corporation, and the conversion of each outstanding share of common stock of the Company (other than shares held by stockholders who perfect their appraisal rights under Delaware law, shares held by the Company as treasury shares and shares held by Oplink or its affiliates) into the right to receive $1.65 in cash, without interest and less any applicable withholding taxes.

2. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement;

3. To transact such other business as may properly come before the special meeting or any adjournment thereof.

The foregoing matters are described in more detail in the enclosed proxy statement. The board of directors has fixed the close of business on September   , 2007, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof. Only those stockholders of record of the Company as of the close of business on that date will be entitled to vote at the special meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote at the special meeting will be available for inspection for 10 days prior to the day of the meeting at the executive offices of the Company.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted.

By Order of the Board of Directors,

Philip F. Otto
Director, Chief Executive Officer and President

Woodland Hills, California
September   , 2007

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

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Page

Payment for Shares of Common Stock	35
Representations and Warranties	35
Conditions to the Merger	37
Restrictions on Solicitations of Other Offers	38
Recommendation Withdrawal	38
Indemnification of Directors and Officers	39
Resignation and Appointment of Directors	40
Bylaw Amendment	40
Restrictions on Oplink Actions	41
Additional Covenants Regarding the Merger	41
Termination of the Merger Agreement	41
Amendment, Extension and Waiver	42
Dissenters’ Rights of Appraisal	42
PROPOSAL NO. 2 ADJOURNMENT OF THE SPECIAL MEETING	44
IMPORTANT INFORMATION REGARDING THE COMPANY	46
Selected Consolidated Financial Data	46
Trading Market and Price	47
Dividend Policy	47
Security Ownership of Certain Beneficial Owners and Management	47
Securities Transactions by the Company and its Directors and Executive Officers and by Oplink and Oplink Acquisition and their Directors and Executive Officers	49
OTHER MATTERS	49
FUTURE STOCKHOLDER PROPOSALS	49
WHERE YOU CAN FIND MORE INFORMATION	50
ANNEX A — AGREEMENT AND PLAN OF MERGER BY AND AMONG OPLINK COMMUNICATIONS INC., OPLINK ACQUISITION CORPORATION AND OPTICAL COMMUNICATION PRODUCTS, INC. DATED AS OF JUNE 19, 2007
ANNEX B — OPINION OF BEAR, STEARNS & CO., INC. DATED AS OF JUNE 19, 2007
ANNEX C — OPINION OF SEVEN HILLS PARTNERS LLC DATED AS OF JUNE 18, 2007
ANNEX D — SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (APPRAISAL RIGHTS)
ANNEX E — INFORMATION RELATING TO THE COMPANY, OPLINK AND OPLINK ACQUISITION
ANNEX F — PROJECTED FINANCIAL INFORMATION

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement with respect to the merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, including the appendices, and the documents we refer to or incorporate by reference herein. We encourage you to read each of these documents, in particular the merger agreement, a copy of which is attached as Annex A to this proxy statement.

Except as otherwise specifically noted in this proxy statement, “OCP,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Optical Communication Products, Inc., “Oplink” refers to Oplink Communications Inc., “merger sub” and “Oplink Acquisition” refers to Oplink Acquisition Corporation, “merger agreement” refers to the Agreement and Plan of Merger, dated June 19, 2007, among OCP, Oplink and merger sub, a copy of which is attached as Annex A to this proxy statement, “merger” refers to the merger contemplated by the merger agreement, and “transactions” refers to the transactions contemplated by the merger agreement.

The Special Meeting (Page   )

Date, Time and Place (Page   ).  The special meeting will be held on October   , 2007 at 10:00 a.m. Pacific Time, at 6101 Variel Avenue, Woodland Hills, California 91367.

Record Date and Voting (Page   ).  Only stockholders who hold shares of OCP common stock at the close of business on September   , 2007, the record date for the special meeting, will be entitled to vote at the special meeting. Each share of OCP common stock outstanding on the record date will be entitled to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were           shares of OCP common stock outstanding.

Vote Required (Page    and     ).  The merger referred to in the proposal cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of (i) the holders of 66 2/3% of our common stock that is not owned by Oplink or its affiliates and (ii) the holders of a majority of the outstanding voting power of our common stock.

A failure to vote your shares of OCP common stock or an abstention from voting on the merger will have the same effect as a vote against such proposal.

Any proposal to adjourn or postpone the special meeting or on any other matter to be voted upon at the special meeting requires the affirmative vote of a majority of the shares represented in person or by proxy entitled to vote on the matter and actually voted on the matter for approval.

Proposal No. 1 — Approval of the Merger Agreement

The Parties to the Merger (Page   )

Optical Communication Products, Inc.

Founded in 1991, OCP is a leading designer and manufacturer of fiber optic components and sub-systems for metropolitan, local area and fiber-to-the-home networks. OCP’s product lines include optical transceivers, transmitters and receivers.

Oplink Communications, Inc.

Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions for optical networking components and subsystems. Oplink offers advanced and cost-effective optical — electronic components and subsystem manufacturing through its facilities in Zhuahi and Shanghai, China. Additionally, Oplink maintains optical-centric front-end design, application and customer service functions at its headquarters in Fremont, California and has a research facility in Wuhan, China. Oplink’s customers include telecommunications, data communications and cable TV equipment manufacturers located around the globe.

Oplink Acquisition Corporation

Oplink Acquisition is a newly formed Delaware corporation and wholly-owned subsidiary of Oplink. Oplink formed Oplink Acquisition for the sole purpose of entering into the merger agreement and completing the merger contemplated by the merger agreement.

Terms of the Merger

Pursuant to the merger agreement, each share of our common stock (other than shares owned by Oplink, shares held by the Company as treasury shares and shares owned by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $1.65 per share in cash, without interest and subject to applicable withholding taxes. In addition, in connection with the merger, Oplink will assume all outstanding stock options issued pursuant to our stock option plans, which will become options to purchase shares of Oplink common stock. At the closing of the merger, we will be a direct wholly-owned subsidiary of Oplink.

Special Committee of Our Board of Directors

Our board of directors formed a special committee of independent directors on June 18, 2003, comprised of Hobart Birmingham, Stewart Personick and David Warnes, referred to as the “special committee.” The special committee was formed in response to correspondence received by the Company from The Furukawa Electric Co., Ltd, referred to as “Furukawa”, which at the time owned all outstanding shares of the Company’s Series B Common Stock, regarding Furukawa’s desire to receive cash from its investment in the Company.

Recommendation of the Special Committee and Our Board of Directors (Page   )

After careful consideration, our board of directors, based upon the unanimous recommendation of the special committee, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of the Company and our stockholders (other than Oplink and its affiliates). Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger, and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

For a discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why our board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of the Company and our stockholders, see the sections of this proxy statement entitled “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Reasons for the Special Committee’s Determination; Fairness of the Merger “ and “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Reasons for Our Board of Directors’ Determination; Fairness of the Merger.”

Opinion of the Special Committee’s Financial Advisor (Page   )

The special committee received the written opinion of Bear, Stearns & Co., Inc., referred to as “Bear Stearns” in this proxy statement, to the effect that, as of June 19, 2007, the merger consideration to be received by the holders of our common stock (other than Oplink and its affiliates) was fair, from a financial point of view, to such holders. The full text of Bear Stearn’s written opinion, dated June 19, 2007, is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Bear Stearns’ opinion was provided to the special committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction.

Effects of the Merger (Page   )

Upon completion of the merger, merger sub will merge with and into the Company, with the Company surviving the merger. Oplink will own 100% of our then-outstanding stock, and you will no longer be a stockholder of, or have any ownership interest in, the Company. We will no longer be a public company, and our common stock will no longer be quoted on the NASDAQ Global Market. The registration of our common stock under the Securities Exchange Act of 1934, as amended, will terminate, and we will cease to file periodic reports with the Securities and Exchange Commission under the Exchange Act.

Limitations on Solicitation of Competing Proposals (Page   )

Pursuant to the merger agreement, we have agreed not to initiate, solicit or facilitate from third parties any proposals for an alternative transaction while the merger is pending.

Conditions to Completing the Merger (Page   )

A number of conditions must be satisfied or waived before the merger can be completed. The most important of these include:

•	approval of the holders of 66 2/3% of our common stock that is not owned by Oplink or its affiliates;

•	accuracy, as qualified by an absence of a material adverse effect (Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — “Material Provisions of the Merger Agreement — Representations and Warranties”), of each party’s representations and warranties under the merger agreement; and

•	each party’s material compliance with its respective obligations under the merger agreement.

Termination (Page   )

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger (notwithstanding any approval of the merger agreement by the OCP stockholders) by:

•	the mutual written consent of OCP and Oplink;

•	either OCP or Oplink if the closing does not occur on or before October 31, 2007;

•	either OCP or Oplink if, at the special meeting, the merger agreement is not adopted by the requisite vote of stockholders;

•	either OCP or Oplink if there has been a breach or failure to perform by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that would give rise to a failure of any condition to closing the merger and that is not cured within 30 days of notice of such breach or failure to perform;

•	either OCP or Oplink if any governmental entity issues an order, decree or ruling, enjoining, restraining or otherwise prohibiting the merger, or any legal requirement makes consummation of the merger illegal;

•	Oplink if our board of directors or the special committee withdraws, qualifies or modifies its unanimous recommendation to our unaffiliated stockholders or takes certain other actions inconsistent with the transactions.

Certain United States Federal Income Tax Consequences (Page   )

The conversion of shares of our common stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.

Appraisal Rights (Page   )

If you so choose, you may exercise appraisal rights and may ultimately seek an appraisal by a court of the fair value of your shares of our common stock. The appraised value of your shares will be paid to you in cash. Depending upon the determination of the appropriate court, the appraised fair value of your shares may be more than, less than or equal to the cash payment of $1.65 per share to be paid in the merger.

Financing (Page   )

Oplink has represented to us in the merger agreement that it will have sufficient cash on-hand to complete the transactions contemplated by the merger agreement. The merger is not conditioned upon Oplink obtaining financing from any outside sources.

Proposal No. 2 — Adjournment of the Special Meeting

Proposal Two (Page   )

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the merger and the special meeting. These questions and answers may not address all questions that may be important to you as an OCP stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Questions and Answers Regarding the Special Meeting

Q:	Why am I receiving this proxy statement?

A:	We are sending this proxy statement to our stockholders in connection with the solicitation of proxies to be voted at a special meeting of our stockholders, or at any adjournments, postponements or continuations of the meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on October , 2007, at 10:00 a.m. Pacific Time, at 6101 Variel Avenue, Woodland Hills, California 91367.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock at the close of business on September , 2007, the record date for the special meeting, are entitled to vote in person or by proxy at the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to:

• approve and adopt the merger agreement;

• approve any proposal to adjourn, postpone or continue the special meeting at a later date to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve and adopt the merger agreement; and

• consider and act upon any other business that may properly come before the special meeting or any adjournments, postponements or continuations thereof.

Q:	What do I need to do now? How do I vote?

A:	We urge you to read this proxy statement carefully, including its annexes. Then return your completed, signed and dated proxy card in the enclosed envelope as soon as possible, so that your shares can be voted at the special meeting of our stockholders. Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the proposals without instructions from you. See the question below “If my broker holds my shares in ’street name,’ will my broker vote my shares for me?”

Q:	Why is it important for me to vote?

A:	Your vote is very important. The failure to return your proxy card will mean that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement. Failure to return your proxy card will have no effect on the other proposals.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares with regard to the adoption of the merger agreement without instructions from you but will be able to vote with respect to any other proposals that may properly come before the special meeting. You should provide your broker with instructions on how to vote your shares by following the procedures provided by your broker. Without instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as being voted “AGAINST” the approval and adoption of the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return a proxy card or otherwise vote by proxy. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain a proxy from the record holder of your shares in order to vote in person at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the vote is taken at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of the Company stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card by mail. Third, you can attend the special meeting and vote in person at the meeting. Your attendance at the special meeting will not alone revoke your proxy. If you have instructed a broker, bank or other nominee who is the record holder of your shares to vote your shares at the special meeting, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Questions and Answers Regarding the Merger

Q:	How does our board of directors recommend I vote?

A:	Our board of directors unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What is the opinion of the Company’s financial advisor?

A:	The special committee of our board of directors received an opinion from Bear Stearns that, as of June 19, 2007, the merger is fair to the unaffiliated public stockholders of the Company from a financial point of view. Please read “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Opinion of the Special Committee’s Financial Advisor” for information about the opinion of Bear Stearns and Annex B for the complete opinion.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement and the merger are approved and adopted at the special meeting by the requisite votes of our stockholders, and if the other conditions to the merger are satisfied or waived, we expect to complete the merger promptly after the special meeting.

Q:	What will I receive in the merger?

A:	If the merger is completed, each outstanding share of our common stock that you hold at the completion of the merger will be converted into the right to receive $1.65 in cash, without interest and less any applicable withholding taxes (unless you exercise appraisal rights under Delaware law).

Q:	What vote is required to approve and adopt the merger agreement?

A:	The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of (i) the holders of 66 2/3% of our common stock that is not owned by Oplink or its affiliates and (ii) the holders of a majority of the outstanding voting power of our common stock. As of the date hereof, Oplink controls approximately 58% of our voting power and has committed to vote in favor of the merger agreement.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved and adopted by the Company’s stockholders at the special meeting or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of its common stock will continue to be listed and traded on the NASDAQ Global Market.

Q:	What plans does the Company have if the merger agreement is not approved?

A:	If the merger agreement is not approved and adopted, Oplink and OCP would consider how the companies could cooperate while remaining independent. Delaware law prohibits Oplink and OCP from consummating any “business combination” until April 23, 2010 without the authorization at an annual or special meeting of OCP stockholders of two-thirds of the outstanding OCP common stock not owned by Oplink and its affiliates and construes “business combination” broadly. Oplink currently expects to allow OCP to operate as an independent company until such time as it may consummate a business combination. During such time, Oplink may engage in both private and public purchases of OCP common stock. Oplink may also investigate strategies to decrease the regulatory burden of OCP being a publicly traded company and explore measures to delist and deregister the OCP common stock.

Q:	Should I send in my OCP stock certificates now?

A:	No. If you hold certificates representing shares of our common stock after the merger is completed, you will receive detailed written instructions explaining how to exchange your certificates for a cash payment of $1.65, without interest and less any applicable withholding taxes, for each share of our common stock evidenced by your certificate.

Q:	What happens if I sell my shares of OCP common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of OCP common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	What rights do I have to seek an appraisal of my shares?

A:	If you wish, you may exercise dissenters’ rights and may ultimately seek an appraisal by a court of the fair value of your shares of our common stock. The appraised value of your shares will be paid to you in cash. Depending upon the determination of the appropriate court, the appraised fair value of your shares may be more than, less than or equal to the cash payment of $1.65 per share to be paid in the merger. See “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Dissenters’ Rights of Appraisal” below.

Q:	Who can help answer my other questions?

A:	If you would like additional copies of this proxy statement (which will be provided to you without charge) or if you have questions about the special meeting, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc. [Address] [Telephone] [Email]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents attached to or incorporated by reference herein contain or are based upon “forward-looking” information and involve risks and uncertainties. Such forward-looking statements reflect, among other things, management’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause OCP’s actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Therefore, any statements contained herein or in the documents attached or incorporated by reference that are not statements of historical fact may be forward-looking statements and should be evaluated as such. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “may,” “will,” “intends,” “estimates,” “seeks” and similar words and expressions are intended to identify forward-looking statements. OCP assumes no obligation to update any such forward-looking information to reflect actual results or changes in the factors affecting such forward-looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: costs, charges and tax treatment related to the proposed merger; failure to obtain required stockholder approval for the merger; the merger not closing for any other reason; and other factors disclosed in OCP’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 filed with the Securities and Exchange Commission on December 20, 2006, OCP’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007, OCP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 filed with the Securities and Exchange Commission on August 20, 2007 and in other reports filed by OCP from time to time with the Securities and Exchange Commission.

THE SPECIAL MEETING

Date, Time and Place

The enclosed proxy is solicited on behalf of our board of directors for use at a special meeting of stockholders to be held on October   , 2007, at 10:00 a.m. Pacific Time, or at any adjournments of the special meeting, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting. The special meeting will be held at 6101 Variel Avenue, Woodland Hills, California 91367. The Company intends to mail this proxy statement and the accompanying proxy card on or about September   , 2007 to all stockholders entitled to vote at the special meeting.

Purpose

At the special meeting, holders of OCP common stock will be asked to:

•	consider and vote upon a proposal to approve and adopt the merger agreement, pursuant to which, among other things, OCP will become a wholly-owned subsidiary of Oplink, and each share of OCP common stock will be converted into the right to receive $1.65 in cash, without interest and less any applicable withholding taxes;

•	consider and vote upon any proposal to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the special meeting; and

•	transact such other business as may properly come before the special meeting or any adjournment, postponements or continuations thereof.

Record Date and Voting Information

Our board of directors has fixed the close of business on September   , 2007 as the record date for determining the holders of shares of OCP common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of OCP common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were    shares of OCP common stock outstanding, held by approximately   holders of record.

Each holder of shares of OCP common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting.

Quorum

A majority of the outstanding shares of common stock entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Required Vote

For us to complete the merger, the merger agreement must be approved and adopted by (i) stockholders holding 66 2/3% of our common stock outstanding at the close of business on the record date that is not owned by Oplink or its affiliates and (ii) stockholders holding a majority of our common stock outstanding at the close of business on the record date.

Any proposal to adjourn or postpone the special meeting or on any other matter to be voted upon at the special meeting requires the affirmative vote of a majority of the shares represented in person or by proxy entitled to vote on the matter and actually voted on the matter for approval.

As of the record date, Oplink owns approximately 58% of the outstanding shares of the Company’s common stock, and has committed to vote its shares in favor of the approval and adoption of the merger agreement, approval of the merger and in favor of a proposal, if necessary, to adjourn, postpone or continue the special meeting to a later date to solicit additional proxies. Accordingly, other than with respect to the approval and adoption of the merger agreement and approval of the merger, Oplink owns a sufficient number of our shares to approve matters that may be brought before the special meeting.

As to the record date, the directors and officers of the Company hold, in the aggregate, 237,500 shares of the Company’s common stock. All of these shares are held by Frederic Boyer, OCP’s Chief Financial Officer, and Liew-Chuang Chiu, OCP’s Vice President of Worldwide Operations, who have indicated to the Company that they intend to vote their shares in favor of the approval and adoption of the merger agreement.

Proxies for Stockholders of Record

If your shares are registered directly in your name with the Company’s transfer agent, you are a stockholder of record with respect to those shares, and a proxy card accompanies this proxy statement sent to you. You may vote your shares by mailing a completed, signed and dated proxy card in the envelope provided with the proxy card. If the proxy card is properly signed and returned, the proxy holders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.

All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the approval and adoption of the merger agreement and in the discretion of the proxy holder(s) on any other matter that may properly be brought before the special meeting. Abstentions, “broker non-votes” and shares not in attendance and not voted at the special meeting will have the same effect as a vote against the proposal to approve and adopt the merger agreement. Abstentions and broker non-votes will have no effect on the outcome of any vote to adjourn or postpone the special meeting or any other matter properly brought before the special meeting. It is very important that ALL stockholders vote their shares, so please promptly complete, sign, date and return the enclosed proxy card.

Stockholders should not send in their stock certificates with their proxies.  A transmittal form with instructions for the surrender of certificates representing shares of common stock will be mailed to stockholders if the merger is completed.

Voting Instructions for Beneficial Owners

If your Company shares are held by a stockbroker, bank, or other nominee rather than directly in your own name, you are considered a beneficial owner and not a stockholder of record. If you are a beneficial owner, your broker or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. A large number of nominees are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP’s program. Please consult your voting instruction form for the specific procedures available.

Solicitation of Proxies

This proxy solicitation is being made and paid for by the Company on behalf of our board of directors. In addition, we have retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation. We will pay D.F. King approximately $           plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers, banks and other nominees to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers, banks and nominees hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses related thereto. In addition, we will indemnify D.F. King against any losses arising out of that firm’s proxy soliciting services on our behalf.

Revocability of Proxies

You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by filing with the Company’s Corporate Secretary a written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	by submitting a later-dated proxy at or before the special meeting;

•	by attending the special meeting and voting in person by ballot (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke a proxy); or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions from your broker, bank or other nominee to change your proxy.

Adjournments

If the special meeting is adjourned to a different place, date or time, the Company need not give notice of the new place, date or time if the new place, date or time is announced at the meeting before adjournment, unless the adjournment is for more than thirty (30) days or a new record date is or must be set for the adjourned meeting.

Stockholder List

A list of the stockholders entitled to vote at the special meeting will be available for examination by any OCP stockholder at the special meeting. For 10 days prior to the special meeting, this stockholder list will be available for inspection during ordinary business hours at our corporate offices located at 6101 Variel Avenue, Woodland Hills, California 91367.

PROPOSAL NO. 1

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

The discussion of the merger and the merger agreement in this section of the proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The Parties to the Merger Agreement

Optical Communication Products, Inc.

Founded in 1991, OCP is a Delaware corporation with its corporate headquarters located at 6101 Variel Avenue, Woodland Hills, California 91367. Its telephone number is (818) 251-7100.

OCP designs, manufactures and sells a comprehensive line of fiber optic components and sub-systems. OCP’s extensive product line of optical transceivers, transmitters and receivers for the metropolitan, local area and fiber-to-the-home networking markets. OCP maintains four regional engineering design centers, two in the U.S., one in Taiwan, and one in the U.K., with a direct sales force to cover the North American, European, Middle Eastern and Asian markets. In addition, there are business offices located in the U.K., Japan and Taiwan to support European, Japanese and Asian customers, respectively.

Oplink Communications, Inc.

Incorporated in 1995, Oplink is a Delaware corporation with its executive offices at 46335 Landing Parkway, Fremont CA 94538. Its telephone number is (510) 933-7200.

Oplink is a leading provider of design, integration and optical manufacturing solutions (“OMS”) for optical networking components and subsystems that expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance, redirect light signals, reshape light profile to enable extended signal reach and provide signal transmission and reception within an optical network. Oplink’s product portfolio includes solutions for next-generation, all-optical dense and coarse wavelength division multiplexing, optical amplification, switching and routing, monitoring and conditioning, dispersion management and line transmission applications. As a photonic foundry, Oplink offers its customers expert OMS for the production and packaging of highly-integrated optical subsystems and turnkey solutions based upon a customer’s specific product design and specifications. Oplink offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. Additionally, Oplink maintains optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California and has a research facility in Wuhan, China. Oplink’s customers include telecommunications, data communications and cable TV equipment manufacturers located around the globe.

Oplink currently owns approximately 57.9% of OCP’s outstanding shares.

Oplink Acquisition Corporation

Oplink Acquisition, a Delaware corporation and wholly-owned subsidiary of Oplink, was organized solely for the purpose of entering into the merger agreement with OCP and completing the merger. Oplink Acquisition was incorporated on June 13, 2007 and has not conducted any business operations. Oplink Acquisition’s principal executive offices are located at c/o Oplink Communications, Inc., 46355 Landing Parkway, Fremont, California 94538.

SPECIAL FACTORS

Background of the Merger

On June 9, June 16 and June 17, 2003, OCP received correspondence from Furukawa regarding Furukawa’s desire to receive cash from its investment in OCP. In response to Furukawa’s request, OCP’s board of directors established a special committee on June 18, 2003, comprised of Hobart Birmingham, Stewart Personick and David Warnes, to evaluate strategic alternatives for OCP and its stockholders. In July 2003, the special committee engaged Munger, Tolles & Olson LLP as its legal counsel. In August 2003, the special committee engaged Bear, Stearns & Co. Inc. (referred to herein as “Bear Stearns”) as its financial advisor to assist the committee in exploring and evaluating strategic alternatives for OCP.

Beginning in August 2003, the special committee evaluated several strategic alternatives for OCP and its shareholders, including potential business combinations with third parties. The special committee, either directly or through Bear Stearns or its legal advisors, engaged in a comprehensive marketing process to identify potential acquirors or merger partners, and conducted due diligence with respect to, and engaged in discussions with, several third parties. These discussions often included Furukawa since, in addition to its ownership of a majority of the Company’s common stock, Furukawa was also a key supplier to the Company, and both OCP and potential acquirors were interested in negotiating long-term supply arrangements with Furukawa. Discussions with some of these parties progressed to the point of exchanging and negotiating term sheets for and/or drafts of merger and/or supply agreements, but the parties were unable to agree to final terms or the special committee was unable to obtain Furukawa’s consent, as majority stockholder, to consider the transaction. In all but one of these potential transactions it was contemplated that OCP stockholders would have received stock in exchange for shares of OCP common stock. One potential acquiror of the Company proposed to acquire OCP in all-cash transaction at a price below what was then OCP’s market capitalization. Discussions with these third parties other than Oplink largely ceased by September 2005, although the special committee continued to explore and consider prospective strategic transactions, including with one of these third parties, after that date. During the course of these discussions, the special committee met with its financial and legal advisors on a regular basis, either by telephone or in person, to discuss the status of negotiations, or other strategic alternatives for OCP.

Bear Stearns contacted Oplink in September 2003 as part of its initial effort to identify potential merger candidates, and Oplink and OCP executed a mutual nondisclosure agreement. However, the special committee had only limited contact with Oplink until June 2005, when Oplink contacted OCP’s then-Chief Executive Officer, Muoi V. Tran, regarding a potential merger with OCP. At the same time, Oplink representatives also contacted Furukawa employees regarding their interest, which the Furukawa employees communicated to the special committee. In response to Oplink’s approach, two members of the the special committee and representatives from Bear Stearns visited Oplink’s offices in Fremont, California in June, 2005, with Muoi V. Tran and the third member of the special committee attending by telephone, to discuss a potential business combination between Oplink and OCP. At the same time, the special committee and Bear Stearns were in contact with other potential merger partners. Oplink and OCP entered into a mutual confidentiality agreement in September 2005.

During the period from September 2005 through January 2006, OCP (through the special committee) and Oplink, together with their respective financial and legal advisors, conducted due diligence with respect to one another and negotiated the terms of a proposed business combination between the two companies. As contemplated by the parties during this period, the combination was to be structured as a “merger of equals,” with OCP to merge with a subsidiary of Oplink, and OCP stockholders receiving Oplink common stock in exchange for their OCP common stock. It was also contemplated that members of OCP’s senior management team would continue to serve as executive officers of Oplink, and that OCP would appoint one-half of the board of directors of Oplink after the merger. During this period, OCP and Oplink also sought to negotiate with Furukawa the terms of Furukawa’s commercial supply obligations to the combined company following the merger, and Oplink sought to negotiate the terms under which OCP senior management and Furukawa (which would have become Oplink’s largest stockholder following the merger) would be entitled to sell the Oplink common stock they were to receive in the merger. In January 2006, after reaching an impasse with Furukawa on the terms of Furukawa’s post-merger supply obligations and the terms under which Furukawa would be entitled to sell its Oplink common stock following the merger, Oplink terminated discussions regarding the proposed merger.

In late March 2006, Oplink and Furukawa advised the special committee that they had met with each other and desired to renew discussions regarding a possible merger between Oplink and OCP. The transaction was again proposed to be structured as a merger of OCP with a subsidiary of Oplink, with OCP stockholders receiving Oplink common stock, and members of OCP’s senior management team serving as executive officers of Oplink after the merger. However, it was now contemplated that Furukawa and OCP would each appoint directors of Oplink after the merger. In late June 2006, following meetings among Oplink, Furukawa and the special committee, and their respective representatives, discussions were again terminated due to failure to reach agreement on a number of material terms, including the exchange ratio that would be used to determine the number of shares of Oplink common stock to be issued to holders of OCP common stock in the proposed merger. At these meetings, Furukawa’s representatives stated that Furukawa was prepared to accept the stock exchange ratio offered by Oplink if the parties could resolve the terms of Furukawa’s post-merger supply obligations, and the terms under which Furukawa would be entitled to sell its Oplink common stock following the merger; however, Furukawa rejected a proposal by the special committee that Furukawa’s shares of Class B common stock of OCP be exchanged for Oplink shares at a less favorable exchange ratio to enable OCP’s Class A common shareholders to receive a more favorable exchange ratio.

Following termination of these negotiations, OCP proceeded with the implementation of several strategic initiatives for restructuring the Company, including the broadening of the Company’s senior management team, the movement of manufacturing to China, formulation of a long-term strategic plan, accelerated research and development on key products, the acquisition of GigaComm Corporation, and consideration of other strategic acquisitions to implement OCP’s long-term strategic plans. These initiatives were intended to reduce costs, expand capacity and revenues, add more advanced, higher margin products and return the Company to profitability and growth. Although the Company’s management anticipated these initiatives would temporarily depress the Company’s stock price because of the costs incurred, management believed, that in the long-term, these steps would create greater potential value for OCP’s stockholders than the Company could otherwise achieve. These initiatives were outlined in depth in discussions that Philip Otto, OCP’s Chief Executive Officer, and Hobart Birmingham, a director and chair of the special committee, had with Furukawa’s senior management in Tokyo in December 2006.

In early January 2007, representatives of Furukawa contacted Robert Shih, Oplink’s vice president of business development, to request a meeting to discuss re-starting negotiations regarding a possible combination between Oplink and OCP, and Furukawa and Oplink representatives met on January 12 and January 25, 2007. Neither the special committee nor the Company’s management were informed of these meetings nor did they participate in them. On February 7, 2007, Oplink delivered to Furukawa a non-binding term sheet for a proposed merger of OCP with a subsidiary of Oplink, with OCP stockholders receiving $200 million in Oplink common stock. As with prior proposals, the merger was conditioned upon negotiation of an acceptable supply agreement between Furukawa, OCP and Oplink, and acceptable arrangements for Furukawa’s sale of its Oplink common stock following the merger. However, Oplink was now proposing that OCP senior management not become executive officers of Oplink after the merger, and that Furukawa be entitled to appoint only one Oplink director (with no directors appointed by OCP).

On February 9, 2007, Furukawa wrote to the special committee asking it to review the non-binding term sheet as quickly as possible, and asking the special committee to arrange a meeting among Furukawa, Oplink and the special committee. The special committee met by telephone on February 12 and February 16, 2007 to discuss Oplink’s term sheet. On February 18, 2007, the special committee advised Furukawa that it intended to meet with Oplink to learn more about its proposal, and would not schedule a three-party meeting pending the outcome of that meeting On February 23, 2007, Joseph Liu, Oplink’s president and chief executive officer, and Bruce Horn, Oplink’s then chief financial officer, met with Hobey Birmingham, the chairman of the special committee, and Philip Otto, OCP’s president and chief executive officer, in Burlingame, California, to discuss Oplink’s non-binding term sheet. After this meeting, the members of the special committee conferred among themselves and the committee’s financial and legal advisors.

On March 12, 2007, Mr. Birmingham notified Mr. Liu that the special committee had evaluated Oplink’s non-binding term sheet and had decided not to pursue a transaction with Oplink at that time. The special committee informed Furukawa that the committee had concluded that Oplink had failed to articulate a strategy or vision for the combined entity and that Oplink’s proposal did not provide sufficient value to OCP’s minority stockholders to warrant further consideration. The special committee also informed Furukawa that OCP’s management was continuing to pursue strategic alternatives to the proposed stock exchange transaction with Oplink, including potential acquisitions by OCP. Subsequently, the Furukawa employees on the Company’s board of directors informed the board and management that Furukawa would not agree as a stockholder to the acquisitions being considered by the Company.

On March 29, 2007, Mr. Liu, Mr. Horn and Mr. Shih of Oplink met with representatives from Furukawa to discuss a potential transaction involving Oplink, Furukawa and/or OCP. On March 30, 2007, representatives from Oplink and Furukawa and their respective advisors met to discuss strategic alternatives available to Furukawa with respect to its majority ownership position in OCP, including a possible sale of such position to Oplink. Again, neither the Company’s management nor the special committee were aware or informed of such discussions.

On April 3, 2007, Oplink delivered to Furukawa, a preliminary term sheet with respect to a proposed purchase by Oplink and sale by Furukawa of all of the shares of OCP common stock owned by Furukawa at a price of $1.50 per share, to be paid 50% in cash and 50% in Oplink common stock. On April 12, 2007, Oplink and Furukawa entered into a letter agreement with respect to the exclusivity and confidentiality of the negotiations between Oplink and Furukawa regarding the potential purchase and sale of Furukawa’s ownership position in OCP. On April 16, 2007, Oplink engaged Seven Hills Partners LLC as its financial advisor with respect to a potential purchase of OCP common stock from Furukawa and/or a potential business combination with OCP.

On April 18, 2007, representatives from Oplink and Furukawa reached an agreement in principle with respect to a proposed purchase by Oplink and sale by Furukawa of all of the shares of OCP common stock owned by Furukawa at a price of $1.50 per share, to be paid 85% in cash and 15% in Oplink common stock.

On April 22, 2007, Oplink and Furukawa entered into a stock purchase agreement with respect to the purchase by Oplink and sale by Furukawa of the 66,000,000 shares of OCP common stock then held by Furukawa, constituting approximately 58% of OCP’s outstanding shares of common stock, in exchange for $84,150,000 in cash and 857,258 shares of Oplink common stock. The purchase price valued the OCP common stock at $1.50 per share, a $0.12 premium to the most recent closing price for OCP common stock of $1.38 per share, with 85% of the purchase payable in cash and 15% of the purchase price payable in shares of Oplink common stock valued at Oplink’s thirty-day average closing price.

On the evening of April 22, 2007, shortly after entering into the stock purchase agreement with Furukawa, Oplink, in a telephone call from Mr. Liu to Mr. Birmingham, informed the special committee for the first time of Oplink’s proposed purchase of Furukawa’s OCP stock, and later that evening delivered to the special committee an offer to acquire all of the remaining shares of OCP common stock at a price of $1.50 in cash, subject to completion of due diligence and negotiation of a definitive agreement with respect to the transaction. On the same evening, one of the employees of Furukawa who was then a member of OCP’s board of directors telephoned Mr. Otto to notify him for the first time of Furukawa’s proposed sale of its OCP stock to Oplink. Oplink announced the stock purchase agreement with Furukawa and the offer to the special committee on April 23, 2007.

On April 25, 2007, OCP announced that the special committee was evaluating Oplink’s offer to acquire the outstanding shares of OCP common stock not owned by Furukawa, and that the special committee was being assisted in its review by its financial advisors, Bear, Stearns, and its legal counsel, Munger, Tolles & Olson LLP. The special committee also engaged Kirkland & Ellis LLP and Morris, Nichols, Arsht & Tunnell LLP as legal counsel.

During the course of its discussions with Oplink, the special committee met with its financial and legal advisors on a regular basis, either by telephone or in person, to discuss Oplink’s various proposals and other strategic alternatives for OCP. These meetings increased in frequency after receipt of Oplink’s April 22 offer. Specifically, the special committee met in person or by telephone on April 24, April 26, April 30, May 1, May 3, May 7, May 10, May 16, May 22, May 26, June 4, June 11, June 13, June 14, and June 19, 2007 to discuss Oplink’s offer and other alternatives available to OCP and its minority stockholders, including the shareholder rights plan described below.

On May 4, 2007, OCP announced that the special committee had adopted a 30-day shareholder rights plan to protect the interests of OCP’s minority shareholders and that the special committee had declared a dividend distribution of one right under the plan for each outstanding share of OCP common stock. OCP further announced that the rights would expire on June 2, 2007, and would become exercisable only under three specific conditions: the closing of Oplink’s purchase of Furukawa’s then-58.2% ownership interest in OCP, the acquisition of more than 15% of OCP’s outstanding common stock by a third party, or the acquisition of any additional shares of OCP common stock by Furukawa or Oplink.

During May 2007, the special committee and/or Bear Stearns initiated contact with eight potential strategic merger partners and two potential financial investment funds to determine the feasibility of an alternative transaction to the merger proposed by Oplink that would provide greater potential value to OCP’s Class A stockholders. Most of these strategic parties were companies that the special committee and Bear Stearns had been in contact with during their earlier efforts since August 2003 to identify a strategic transaction. However, none of these strategic and financial parties expressed an interest in considering a transaction with OCP, if at all given the agreement between Oplink and Furukawa, that would provide more value to OCP’s Class A stockholders than the $1.50 per share merger consideration offered by Oplink.

On May 7, 2007, Oplink filed a complaint in the Court of Chancery of the State of Delaware against OCP and the members of the special committee seeking, among other things, a declaration that the shareholder rights plan adopted by the special committee was invalid insofar as it attempted to prevent the consummation of Oplink’s purchase of the shares of OCP common stock owned by Furukawa.

On May 18, 2007, representatives from Oplink, OCP, the special committee, and their respective financial and legal advisors met to discuss Oplink’s proposal to acquire the outstanding shares of OCP common stock not owned by Furukawa. The special committee conveyed its position that Oplink’s offer of $1.50 per share in cash was insufficient, notwithstanding Furukawa’s willingness to sell its OCP shares at such price. Oplink indicated that it was not willing to increase its offer above $1.50 without additional information from OCP that would justify a higher price.

On May 25, 2007, Furukawa delivered to OCP an action by written consent of the stockholders of OCP pursuant to Delaware law and OCP’s bylaws. The written consent amended OCP’S bylaws to expand the size of the board of directors to 12 members and elect four individuals to the newly-created board seats. Furukawa informed the special committee that the newly-elected directors intended to amend the shareholder rights plan solely to the extent necessary to permit the sale of Furukawa’s then-58.2% ownership interest in OCP to Oplink to proceed. The four new directors, and the three existing OCP directors then employed by Furukawa, intended to resign following the consummation of the sale. The actions taken in the written consent were to become effective on the earlier of July 4, 2007 or 20 days after the Company’s mailing of an information statement describing such actions.

On June 1, 2007, representatives from Oplink, OCP, the special committee, and their respective financial and legal advisors again met to discuss Oplink’s proposal. The parties were again unable to reach agreement as to the price to be paid by Oplink for the outstanding shares of OCP common stock not owned by Furukawa. At this meeting, Oplink conveyed its willingness to increase the cash price it would pay to $1.55 per share. The special committee indicated to Oplink that such price was insufficient.

On June 2, 2007, the shareholder rights plan adopted by the special committee expired by its terms. Over the next few days, Mr. Liu and Mr. Birmingham engaged in a series of telephone calls regarding Oplink’s proposal. On June 5, 2007, Oplink and Furukawa consummated Oplink’s purchase from Furukawa of 66,000,000 shares of OCP common stock, constituting 58.2% of OCP’s outstanding shares of common stock as of such date. Thereafter, the three OCP directors employed by Furukawa resigned as directors of OCP and Furukawa withdrew its written consent to amend OCP’s bylaws and appoint new directors.

On June 5, 2007, Mr. Liu and Mr. Birmingham, on behalf of the special committee, reached a tentative agreement for Oplink to acquire the outstanding shares of OCP common stock not owned by Furukawa at a cash price of $1.65 per share. The parties’ legal advisors proceeded to negotiate the terms of a definitive merger agreement.

On June 13, 2007, representatives from Oplink and its financial and legal advisors visited OCP’s offices in Woodland Hills, California to conduct due diligence with respect to OCP in their respective areas of review.

On June 18, 2007, Oplink’s board of directors approved the merger and the merger agreement at a meeting, and authorized the officers of Oplink to execute the merger agreement on Oplink’s behalf.

On June, 19, 2007, the special committee and OCP’s board of directors held a joint meeting to consider the merger agreement and certain related matters. The special committee and the board received presentations from Bear Stearns, as well as the legal advisors for OCP and the special committee, with respect to the merger agreement and the proposed merger. The special committee recommended unanimously that the board approve, and the full board approved, the merger agreement and the proposed merger.

On June 19, 2007, Oplink and OCP entered into the merger agreement and in accordance with the terms of the merger agreement, the OCP board of directors appointed Mr. Liu, Leonard LeBlanc, Chieh Chang, Jesse Jack and Robert Shih as directors of OCP, and Muoi Van Tran resigned from the OCP board of directors. On June 20, 2007, Oplink and OCP issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Special Committee and Our Board of Directors

The special committee of our board of directors has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of the Company and our stockholders (other than Oplink and its affiliates). The special committee unanimously recommended to our board of directors that the merger agreement and the merger be approved and adopted. The special committee considered a number of factors in reaching its determinations and recommendations as more fully described below.

Our board of directors, acting upon the unanimous recommendation of the special committee, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company and our stockholders (other than Oplink and its affiliates). On the basis of the foregoing, our board of directors has unanimously approved the merger agreement and the merger, and unanimously recommends that our stockholders vote to approve and adopt the merger agreement and the merger. The unanimous recommendation of our board of directors was made after consideration of all the material factors, both positive and negative, as described below.

Reasons for the Special Committee’s Determination; Fairness of the Merger

In determining the fairness of the merger and unanimously recommending approval of the merger agreement and the merger to our board of directors, the special committee considered a number of factors which, in the opinion of the members of the special committee, supported the special committee’s recommendation, including:

•	the special committee’s knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete and, in particular, its belief that many of the factors that may have caused our shares to trade at price levels substantially below the merger consideration are not likely to change in the foreseeable future;

•	the relationship between the merger consideration and recent market prices for our common stock, and the fact that $1.65 per share in cash represented a 20% premium over the closing price on the last day of trading prior to the announcement of Oplink’s agreement with Furukawa;

•	the negotiations with respect to the merger consideration that, among other things, led to an increase in Oplink’s initial offer from $1.50 per share of our common stock to $1.65 per share of our common stock, and the special committee’s determination that, following extensive negotiations between the special committee and Oplink, $1.65 per share was the highest price that Oplink would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by Oplink during the negotiation process and the experience of the special committee and its advisors;

•	the financial presentation of Bear Stearns to the special committee and our board of directors on June 19, 2007, including Bear Stearns’ opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of our common stock (other than Oplink and its affiliates);

•	the fact that the merger consideration will be paid in all cash to our stockholders, eliminating any uncertainties in value to our stockholders;

•	the likelihood that the merger would close as a result of Oplink having the necessary capital to finance the merger without having to obtain financing;

•	the fact that, under the terms of the merger agreement, the special committee would be entitled, if necessary, to comply with its fiduciary duties, to consider unsolicited bona fide alternative proposals and would be entitled to change, withhold, withdraw, amend or modify its recommendation in favor of the merger agreement if it determined that any such proposal was more favorable to the Company’s stockholders;

•	the fact that, under the terms of the merger agreement, our board of directors (acting upon the recommendation of the special committee) or the special committee may make a change of recommendation if it concludes in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to make such change of recommendation is reasonably likely to be a violation of the directors’ fiduciary duties to the Company’s stockholders;

•	the special committee’s judgment, in light of the fact that no third parties had expressed an interest in acquiring the Company following Oplink’s public announcement of its offer on June 6, 2007, that it was unlikely that any other buyer would be willing to pay a price equal to or greater than $1.65 per share in cash; and

•	the ability of stockholders who may not support the merger to exercise appraisal rights under Delaware law.

The special committee also determined that the merger is procedurally fair because, among other things:

•	the special committee is composed of independent directors who do not serve as directors of Oplink;

•	the special committee was granted the full authority of our board of directors to evaluate Oplink’s proposal and any alternative transactions;

•	the special committee retained and received advice from its own independent legal and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement, and these advisors reported directly to and took direction solely from the special committee;

•	the price of $1.65 per share and the other terms and conditions of the merger agreement resulted from active and lengthy negotiations between the special committee and its legal and financial advisors, on the one hand, and Oplink and its legal and financial advisors, on the other hand; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the special committee were as follows:

•	the Company will cease to be a public company and our stockholders will no longer participate in any potential future growth;

•	while we expect to complete the merger, there can be no assurances that all conditions to the parties’ obligations to complete the merger agreement will be satisfied and, as a result, the merger may not be completed;

•	gains from all cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes; and

•	the possibility of disruption to our operations following the announcement of the merger, and the resulting effect on us if the merger does not close.

The special committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by the Company or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

Reasons for Our Board of Directors’ Determination; Fairness of the Merger

At the time it approved the merger agreement, our board of directors consisted of five directors. On June 19, 2007 following the joint meeting with the special committee and its legal and financial advisors, our board of directors, acting upon the unanimous recommendation of the special committee, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. In considering the determination of the special committee, our board of directors believed that the analysis of the special committee was reasonable and adopted the special committee’s conclusion and the analysis underlying the conclusion.

Our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders for all of the reasons set forth above under “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Reasons for the Special Committee’s Determination; Fairness of the Merger.”

In reaching these conclusions, our board of directors considered it significant that the special committee retained independent legal and financial advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with Oplink.

Opinion of the Special Committee’s Financial Advisor

Overview

Pursuant to an engagement letter dated August 7, 2003, the special committee retained Bear Stearns to act as its financial advisor with respect to exploring and evaluating strategic alternatives available to OCP and providing financial advice and assistance in connection with any transaction that might be pursued by the special committee. In selecting Bear Stearns, the special committee considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the optical components industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings; valuations and general corporate advisory services.

At the June 19, 2007 joint meeting of the special committee and OCP’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of June 19, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration of $1.65 per share in cash to be received by OCP stockholders was fair, from a financial point of view, to the stockholders of OCP, excluding Oplink and merger sub.

The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, some of the matters considered and qualifications to and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns, is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion, Bear Stearns has no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the rendering of such opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	Was provided to the special committee and OCP’s board of directors solely for their benefit and use;

•	Did not constitute a recommendation to the special committee or OCP’s board of directors;

•	Does not constitute a recommendation to any stockholder of OCP as to how to vote in connection with the merger or otherwise;

•	Did not address OCP’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for OCP or the effects of any other transaction in which OCP might engage; and

•	Did not express any view or opinion as to the fairness of the amount or nature of any compensation payable to any of OCP’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received in the merger.

OCP did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•	Reviewed the merger agreement, dated June 19, 2007;

•	Reviewed OCP’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 2006, 2005 and 2004, its Quarterly Reports on Form 10-Q for the periods ended December 31, 2006, and March 31, 2007 and its Current Reports on Form 8-K filed since September 30, 2006;

•	Reviewed certain operating and financial information relating to OCP’s businesses and prospects, including projections for the three years ended September 30, 2010 and extrapolated projections for the five years ended September 30, 2015, all as prepared and provided to Bear Stearns by OCP’s management;

•	Met with certain members of OCP’s senior management to discuss OCP’s businesses, operations, historical and estimated financial results and future prospects;

•	Reviewed the historical prices, trading multiples and trading volumes of the common shares of OCP;

•	Reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to OCP;

•	Reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to OCP;

•	Performed discounted cash flow analyses based on the projections for OCP furnished to Bear Stearns; and

•	Conducted those other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

In connection with rendering its opinion, Bear Stearns further noted that:

•	Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by OCP or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above.

•	With respect to the projections, Bear Stearns relied on representations that they had been reasonably prepared on bases reflecting the then best currently available estimates and judgments of the senior management of OCP as to the expected future performance of OCP.

•	Bear Stearns did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the projections, Bear Stearns expressed no view or opinion as to the projections and Bear Stearns further relied upon the assurances of the senior management of OCP that they were unaware of any facts that would have made the information and projections incomplete or misleading.

•	In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of OCP, nor was Bear Stearns furnished with any such appraisals (other than a real estate appraisal of OCP’s headquarters carried out by third party consultants at OCP’s instruction.)

•	During the course of Bear Stearns’ engagement, Bear Stearns was asked by the special committee to solicit indications of interest from various third parties regarding a transaction with OCP, and Bear Stearns considered the results of such solicitation in rendering its opinion.

•	Bear Stearns assumed that the transactions contemplated by the merger agreement will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on OCP.

•	Bear Stearns is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by OCP and its advisors with respect to these issues.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of common stock of OCP may trade subsequent to the announcement of the merger.

Summary of Analyses

The following is a summary of the principal financial and valuation analyses performed by Bear Stearns and presented to the special committee and OCP’s board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial and valuation analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial and valuation analyses.

Comparable Company Analysis

Bear Stearns reviewed publicly available financial and stock market information of the following nine companies in the optical components industry:

•	Avanex Corp.

•	Bookham, Inc.

•	Emcore Corp.

•	Finisar Corp.

•	JDS Uniphase Corp.

•	MRV Communications, Inc.

•	Oplink Communications, Inc.

•	Opnext, Inc.

•	Optium Corp.

These companies were selected, among other reasons, because they share similar business characteristics to OCP and they operate in the optical components industry. However, comparability between these companies and OCP is very difficult due to widely varying sizes and operating statistics. While none of the companies listed is identical to OCP, Bear Stearns made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the enterprise values of the selected companies.

Based on the synthesis of comparable company considerations, Bear Stearns selected MRV Communications and Bookham as the most relevant comparable companies to OCP. Financial data of the selected companies were based on publicly available research analysts’ estimates and other publicly available information.

Based on the Bookham and MRV Communications expected revenue multiples. Bear Stearns identified a range of 0.55x-0.80x fiscal year 2007 expected revenue and 0.50x-0.70x fiscal year 2008 expected revenue to apply to OCP’s projected revenue. Utilizing these valuation multiples produced per share values of $1.25 - $1.40 based on 2007 revenue multiples and $1.27 - $1.41 based on 2008 revenue multiples. Bear Stearns noted that including certain non-operating assets would increase the above ranges by an incremental $0.30 per share.

Discounted Cash Flow Analysis

Bear Stearns performed a discounted cash flow analyses for the purpose of determining a range of implied present values for OCP. The discounted cash flow analyses were based on two different sets of internal projections prepared and provided by OCP management to Bear Stearns. The base case projected results for the years 2007 through 2010 and were based on management’s financial plan. The extended case extrapolated projections for the five years ended September 30, 2015. Based on the results of the analyses, Bear Stearns calculated an overall range of $1.17 - $1.65 per share.

For each of the discounted cash flow analyses that it performed, Bear Stearns incorporated the projected June 30, 2007, net cash balance of $104 million, and the $5 million minority investment in StrataLight Communications, Inc. at cost, to arrive at implied equity values. Furthermore, management indicated that it plans to sell its headquarters during 2008 at a price that is supported by an independent third party appraisal and preliminary bid on the property. On that basis, Bear Stearns also reflected the estimated proceeds of the sale (offset by projected relocation and lease expenses) in its discounted cash flow analyses as a positive cash flow item in fiscal year 2008. Bear Stearns performed a separate discounted cash flow analysis to value the Company’s use of net operating losses using the discount rates noted below, in light of expected interest income from cash and marketable securities. Bear Stearns included the net present value of the net operating losses and related tax attributes in its discounted cash flow values as well.

Discounted Cash Flow Analysis — Base Case.  Employing the base case projections, Bear Stearns calculated the estimated present value of the standalone unlevered, after-tax free cash flows that OCP would generate during the years 2007 to 2010. The terminal value was calculated by applying a multiple of last twelve months, or LTM, revenue ranging from 0.55x to 0.85x, which is similar to the range utilized in Bear Stearns’ comparable company analysis discussed above. The present values of the cash flows and terminal values were discounted using a range of discount rates from 17.0% to 20.0%, which were based on Bear Stearns’ judgment of the weighted average cost of OCP’s capital. Because of the lack of meaningful positive cash flows during the years 2007-2010, Bear Stearns was not able to use more standard earnings before interest, taxes, depreciation and amortization, or EBITDA, terminal multiples or to conduct a perpetual growth rate analysis. This analysis resulted in a range of implied present values of $1.43 — $1.65 per share of OCP common stock.

Discounted Cash Flow Analysis — Extended Case.  Employing the extended case projections, Bear Stearns calculated the estimated present value of the standalone unlevered, after-tax free cash flows that OCP would generate during the years 2007 to 2015. Bear Stearns then calculated an implied range of terminal values under three methodologies: (1) by applying a multiple of LTM revenue ranging from 0.55x to 0.85x, which is similar to the range utilized in Bear Stearns’ comparable company analysis discussed above, (2) by applying a range of perpetual revenue growth rates of 3% to 9% and (3) by applying a range of 2011-2015 revenue growth rates of 12% to 20% and 2011-2015 EBITDA margins of 6% to 10% at a constant multiple of LTM revenue of 0.70x, the midpoint between the 0.55x to 0.85x range discussed above. The present values of the cash flows and terminal values calculated under methodologies (1) and (2) were discounted using a range of discount rates from 17.0% to 20.0%, which were based on Bear Stearns’ judgment of the weighted average cost of OCP’s capital. The present values of the cash flows and terminal values calculated under methodology (3) were discounted using a constant discount rate of 18.5%, the midpoint between the 17.0% to 20.0% range discussed above. These analyses resulted in a range of the following implied present values per share of OCP common stock:

Range

Methodology 1	$1.39 — 1.64
Methodology 2	$1.17 — 1.24
Methodology 3	$1.39 — 1.63

Precedent Merger and Acquisition Transaction Analysis

Bear Stearns analyzed selected precedent merger and acquisition transactions in the optical components industry since 2000. Minimal relevant data was available to analyze operating profiles and to derive acquisition multiples because most of the transactions involved private companies. Bear Stearns focused its analysis on Oplink’s purchase of Furukawa’s OCP Class B shares (at 0.69x LTM and 0.60x next twelve months, or NTM revenue) and Emerson’s purchase of Stratos (at 0.99x LTM and 0.91x NTM revenue), as they represented the most relevant transactions upon which to base a comparable transaction valuation. Using the Furukawa transaction at the low end and the Stratos transaction at the high end produced a range of per share values from $1.30-1.50. Bear Stearns noted that including certain non-operating assets would increase the above ranges by an incremental $0.30 per share.

Other Considerations

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. In arriving at its opinion, Bear Stearns:

•	Based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors.

•	Did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion.

•	Considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor.

•	Arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the stockholders of OCP, excluding Oplink and merger sub.

Bear Stearns also noted that:

•	The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•	None of the public companies used in the comparable company analysis described above are identical to OCP, and none of the precedent merger and acquisition transactions used in the precedent transactions analysis described above are identical to the merger.

•	Accordingly, the analyses of publicly traded comparable companies and precedent merger and acquisition transactions is not mathematical; rather such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which OCP and the merger were compared.

•	The analyses performed by Bear Stearns do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the merger were determined through negotiations between the special committee and Oplink and was approved by OCP’s board of directors upon the recommendation of the special committee. The decision to enter into the merger agreement was solely that of the special committee and OCP’s board of directors. The Bear Stearns opinion was just one of the many factors taken into consideration by the special committee. Consequently, Bear Stearns’ analyses should not be viewed as determinative of the decision of the special committee with respect to the fairness of the aggregate consideration to be received, from a financial point of view, by the stockholders of OCP, excluding Oplink and merger sub.

Pursuant to the terms of Bear Stearns’ engagement letter, OCP has agreed to pay Bear Stearns a customary transaction fee, a substantial portion of which is payable upon consummation of the transaction contemplated by the merger agreement. In addition, OCP has agreed to reimburse Bear Stearns for certain expenses and to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to OCP, Oplink, the merger and other participants in the merger that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by OCP and/or Oplink and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in these securities, bank debt, financial instruments and derivatives.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, stockholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions, as applicable, to approve the merger agreement and the merger and to unanimously recommend that our stockholders vote in favor of adopting the merger agreement.

Compensation of Members of the Special Committee

Each member of the special committee is compensated for serving as a member of OCP’s board of directors, including as members and/or chairs of the committees of the board. This compensation was authorized by the compensation committee of our board of directors, and ratified by our board of directors. In order to compensate Mr. Birmingham as the chairman of the special committee for the significant additional time commitment that has been required of him in connection with fulfilling his duties and responsibilities as chairman of the special committee, Mr. Birmingham has received additional compensation of $10,000 per month during periods of “high activity,” including the period after the announcement of Oplink’s agreement to acquire Furukawa’s OCP stock. In addition, each member of the special committee will receive $30,000 for their service on the special committee. This is payable whether or not the merger is completed. The members of the special committee also will be reimbursed for their reasonable out-of-pocket expenses related to their services on the special committee.

Acceleration of Stock Options and Retention Payments for Executive Officers

If the merger is completed, options held by Mr. Otto, OCP’s Chief Executive Officer and President, and Frederic Boyer, OCP’s Chief Financial Officer, will become fully vested and immediately exercisable into shares of Oplink common stock in the event that they are not offered continued employment with the Company after the merger on comparable terms as they now have with the Company, and under other circumstances. Mr. Otto holds options to purchase 2,000,000 shares of OCP common stock at an exercise price of $1.91 per share. Mr. Boyer holds options to purchase 250,000 shares of OCP common stock at an exercise price of $1.90 per share and options to purchase 250,000 shares of OCP common stock at $2.66 per share.

Under the terms of the merger agreement, each outstanding OCP stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of Oplink’s common stock determined by multiplying the number of shares of OCP common stock subject to such stock option by a fraction, the numerator of which is $1.65 and the denominator of which is the average closing price per share of Oplink’s common stock on The NASDAQ Global Market for the five trading days ending two business days prior to the closing. The per share exercise price for the newly issued stock options will be equal to the per share exercise price for the shares of OCP common stock that could have been purchased prior to the effective time of the merger divided by a fraction, the numerator of which is $1.65 and the denominator of which is the average closing price per share of Oplink’s common stock on The NASDAQ Global Market for the five trading days ending two business days prior to the closing.

Each of Mr. Otto and Mr. Boyer have retention bonus agreements with the Company that provide that they will receive bonus payments of $175,000 and $210,625, respectively, so long as they remain employed by the Company until January 2, 2008, or if their employment is terminated without cause earlier by the Company.

Indemnification and Insurance

The merger agreement provides that all rights to indemnification, exculpation and advancement of expenses existing in favor of our current or former directors and officers as provided in our organizational documents, or in any indemnification agreement or arrangement as in effect as of the date of the merger agreement, with respect to matters occurring prior to the effective time of the merger will survive the consummation of the merger and will continue in full force and effect from and after the closing of the merger. Oplink guarantees the payment obligation, if any, of the surviving corporation pursuant to such rights, subject to applicable law, and will not modify or terminate such rights in any adverse manner, including through amendment of the surviving corporation’s certificate of incorporation or bylaws, or thorough a merger or transfer of assets of the surviving corporation.

On or prior to the effective time of the merger, we will purchase a tail policy to our policies of directors’ and officers’ liability insurance maintained on the date of the merger agreement. This tail policy is required to remain effective for six years after the closing date of the merger with respect to claims arising from facts or events that existed or occurred prior to or at the effective time of the merger and will contain coverage that is at least as protective of the persons covered as the coverage provided by the policy in place on the date of the merger agreement. If such “tail” policy is unavailable at a cost not greater than 200% of the annual premium of the existing coverage, then we may obtain as much comparable insurance as may be obtained in good faith at a cost not greater than 200% of the annual premium of our existing coverage.

Resignation of Non-Oplink Directors

Members of the special committee and Phil Otto, director, Chief Executive Officer and President of the Company, have indicated that they intend to resign from the board of directors if the merger agreement is terminated by Oplink because it is not approved by the Company’s stockholders, or upon the closing of the merger. See “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Material Provisions of the Merger Agreement — Resignation and Appointment of Directors” below.

Oplink’s and Oplink Acquisition’s Purposes and Reasons for the Merger

Oplink’s and Oplink Acquisition’s purpose for pursuing the merger is to acquire for cash all the equity interest in OCP not currently held by Oplink.

Oplink’s and Oplink Acquisition’s Position as to Fairness of the Merger

Oplink and Oplink Acquisition attempted to negotiate the terms of a transaction that would be most favorable to themselves, and not to the stockholders of OCP and accordingly did not negotiate the merger agreement with the goal of obtaining terms that were fair to OCP’s unaffiliated stockholders. Oplink’s designees on the OCP board of directors were first appointed only after the execution of the merger agreement. Neither Oplink nor Oplink Acquisition voted, influenced or otherwise participated in the deliberation of the special committee or OCP’s board of the directors when the special committee voted to recommend, or the board voted to approve, the merger agreement. Neither Oplink nor Oplink Acquisition undertook undertook any independent evaluation of the fairness of the proposed merger to the stockholders (other than Oplink and its affiliates) or engaged a financial advisor for such purposes or received other advice regarding such fairness. For the above reasons, the views of neither Oplink nor Oplink Acquisition as to the fairness of the merger should be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement.

Both Oplink and Oplink Acquisition believe that the merger agreement and the merger are substantively and procedurally fair to the stockholders (other than Oplink and its affiliates) based upon their knowledge of the Company, the Company’s financial performance and the trading price of its common stock and the history of arms-length negotiations with the Company. In particular, both Oplink and Oplink Acquisition noted the per share merger consideration of $1.65 per share represents a 20% premium over the closing price on April 20, 2007, the last day of trading prior to the announcement of Oplink’s agreement with Furukawa, a 21% premium to the average closing price for the period between March 20, 2007 and April 20, 2007, a 17% premium to the average closing price for the period between February 20, 2007 and April 20, 2007 and a 9.3% premium to the average closing price for the period between January 19, 2007 and April 20, 2007, and is 10% higher than the per share consideration Oplink paid for the OCP shares held by Furukawa. In addition, both Oplink and Oplink Acquisition consider the fact that the special committee and the Company’s board of directors received an opinion from Bear Stearns, its independent financial advisor, to the effect that, as of June 19, 2007, and based upon and subject to the various considerations and assumptions described in the opinion, the $1.65 per share consideration to be received by the shareholders (other than Oplink and its affiliates) was fair, from a financial point of view, to such stockholders (see “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Reasons for the Special Committee’s Determination; Fairness of the Merger” and “ — Opinion of Financial Advisor”).

In considering the fairness of the merger to the Company’s minority stockholders both Oplink and Oplink Acquisition also consider that under Delaware law, the merger needs to be approved by the holders of 66 2/3% of the voting power of common stock not held by Oplink and its affiliates.

While Oplink is a majority shareholder of the Company, it did not appoint or cause to be appointed any directors to the board of directors prior to the execution of the merger agreement. Nor did Oplink vote, influence or otherwise participate in the deliberation of the special committee or the Company’s board of the directors when the special committee voted to recommend, or the board voted to approve, the merger agreement. For these reasons, both Oplink and Oplink Acquisition believe that Oplink’s status as a majority shareholder of OCP did not unduly influence the decision of the special committee or the board of directors with respect to the merger agreement or the merger.

The foregoing discussion of the information and factors considered and given weight by each of Oplink and Oplink Acquisition in connection with the fairness of the merger to the shareholders of OCP (other than Oplink and its affiliates) is not intended to be exhaustive but is believed to include all material factors considered by each of Oplink and Oplink Acquisition. Neither Oplink nor Oplink Acquisition found it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching its conclusions as to the fairness of the proposed merger to the shareholders of OCP (other than Oplink and its affiliates). Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

Opinion of Oplink’s Financial Advisor

Pursuant to a letter agreement dated April 16, 2007, Oplink engaged Seven Hills Partners LLC, referred to as “Seven Hills” in this proxy statement, to act as its financial advisor in connection with a possible acquisition of, business combination with, or series of transactions with, OCP. Oplink selected Seven Hills based on its experience, expertise and reputation. Seven Hills provides merger and acquisition advisory services to public and private companies and in this capacity is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions as well as for other transactions and corporate purposes.

At a meeting of the Oplink board on June 18, 2007, Seven Hills delivered to the Oplink board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Seven Hills’ written opinion, the $1.65 per share in cash to be paid by Oplink in connection with the merger, on a collective basis (the “merger consideration”) was fair, from a financial point of view, to Oplink. The full text of Seven Hills’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Seven Hills in delivering its opinion, is attached as Annex C to this proxy statement. The opinion should be read carefully and in its entirety. The following description of Seven Hills’ opinion is only a summary of the written opinion and is qualified in its entirety by reference to the full text of such opinion.

Seven Hills’ opinion was provided solely for the information and assistance of Oplink’s board of directors in connection with its consideration of the merger. It addresses only the fairness, from a financial point of view, to Oplink of the merger consideration. The Seven Hills opinion does not address the fairness of the merger consideration to OCP or its shareholders or any other party or any other aspect of the merger, nor does it constitute a recommendation to any shareholder as to how such shareholder should vote or otherwise act with respect to the merger or any other matter.

The Seven Hills opinion does not address the relative merits of the merger as compared to any alternative business transaction that might be available to Oplink, nor does it address the underlying business decision of Oplink to enter into the Agreement or proceed with the merger. The Seven Hills opinion should not be viewed as determinative of the views of Oplink or the Oplink board of directors with respect to the merger. The merger consideration was determined through negotiations between Oplink and OCP and not pursuant to recommendations of Seven Hills. It should be noted that in the context of this engagement by Oplink, Seven Hills was not authorized to, and did not investigate any alternative transactions that may be available to Oplink.

In connection with its opinion, Seven Hills reviewed and considered, among other things:

•	a draft of the Agreement dated June 14, 2007;

•	certain publicly available financial and other information for OCP, including Annual Reports on Form 10-K for the fiscal year ended September 30, 2006 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007;

•	certain financial and operating information with respect to the business, operations and prospects of OCP furnished to Seven Hills by OCP, including financial projections of OCP through fiscal year 2010 prepared by the management of OCP, together with financial projections for fiscal years 2011 and 2012 reviewed and approved by Oplink;

•	certain publicly available financial projections prepared by Wall Street research analysts for OCP, Oplink and certain other publicly traded companies that Seven Hills deemed relevant;

•	certain operating results, the reported price and trading histories of the shares of the common stock of OCP, and operating results, the reported price and trading histories of certain publicly traded companies that Seven Hills deemed relevant;

•	certain financial terms, to the extent publicly available, of certain selected business combinations that Seven Hills deemed relevant;

•	pro forma impact of the merger on certain financial and operating metrics, including the impact on cash balance, for Oplink;

•	certain estimates of cost savings and other synergies expected to result from the merger, prepared and provided to Seven Hills by Oplink;

•	discussions with the senior management of Oplink and their strategic and financial rationale for the merger;

•	discussions and negotiations among representatives of Oplink, OCP and their respective advisors; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

Seven Hills relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by Seven Hills and assumed such accuracy and completeness for purposes of rendering its opinion, and has not undertaken any independent verification of such information. Seven Hills relied upon the assurances of management of Oplink that it is not aware of any facts that would make such information inaccurate or misleading in any respect. Seven Hills assumed, with Oplink’s consent, with respect to the financial projections for OCP provided to Seven Hills by OCP or approved by Oplink, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of OCP or Oplink, as applicable, of the future financial performance of OCP on a standalone basis, that they form a reasonable basis for Seven Hills’ opinion and that OCP will perform substantially in accordance with such projections, and, with respect to the financial projections for Oplink prepared by Wall Street analysts, that they were reasonably prepared, that they form a reasonable basis for Seven Hills’ opinion and that Oplink will perform substantially in accordance with such projections. Furthermore, Seven Hills did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets or liabilities (contingent or otherwise) of OCP, nor was Seven Hills furnished with any such evaluations or appraisals, nor has Seven Hills evaluated the solvency or fair value of OCP under any state or federal laws relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, Seven Hills assumed that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the merger will be satisfied without material waiver thereof. Seven Hills further assumed that the final form of the Agreement will not vary materially from the last draft Agreement reviewed by Seven Hills and that the merger will be consummated substantially in accordance with the terms described in such draft, without any amendment or waiver of material terms or conditions. Seven Hills assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Oplink, on OCP or on the contemplated benefits of the merger. Seven Hills noted that it is not a legal, tax or regulatory expert and has relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of Oplink’s legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the Agreement.

Seven Hills’ opinion was necessarily based upon economic and market conditions and other circumstances as in effect on, and the information made available to Seven Hills as of, June 18, 2007. Although subsequent developments may affect its opinion, Seven Hills does not have any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of various information sources and the material financial analyses employed by Seven Hills in connection with providing its opinion to the Oplink board of directors. The following summary does not purport to be a complete description of the financial analyses performed by Seven Hills, nor does the order of analyses described represent relative importance or weight given to those analyses performed by Seven Hills. Some of the summaries of financial analyses performed by Seven Hills include information presented in tabular format. In order to fully understand the financial analyses performed by Seven Hills, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Seven Hills.

Trading and Transaction Statistics.  Seven Hills, based on publicly available information, calculated the premium of the implied consideration offered by Oplink over the one-day prior, one-week prior, one-month prior, two-month prior, three-month prior, six-month prior, one-year prior, 52-week high, and 52-week low share prices of OCP’s closing stock price on April 20, 2007, one day prior to the announcement of Oplink’s agreement to acquire the OCP shares owned by Furukawa:

Trading Period	Price	Premium

April 20, 2007	$1.38	19.6%
1-Week	$1.39	18.7%
1-Month	$1.36	21.3%
2-Month	$1.41	17.0%
3-Month	$1.51	9.3%
6-Month	$2.06	(19.9)%
1-Year	$2.95	(44.1)%
52-Week High	$3.23	(48.9)%
52-Week Low	$1.32	25.0%

Additionally, Seven Hills, based on publicly available information and estimates furnished to Seven Hills by OCP, including financial projections of OCP prepared by the management of OCP, calculated and compared multiples of enterprise value, referred to as EV, for OCP and the implied EV offered by Oplink in the merger. Seven

Hills defined EV as equity value (defined as fully diluted shares outstanding (treasury method) multiplied by stock price) plus debt less cash and cash equivalents. EV was compared to:

•	last twelve months revenue, referred to as EV/LTM revenue;

•	last quarter annualized revenue, referred to as EV/LQA revenue;

•	calendar year 2007 revenue, referred to as EV/CY07 revenue;

•	calendar year 2008 revenue, referred to as EV/CY08 revenue;

The enterprise value and price comparison information appears in the table below:

			Merger
	OCP		Statistics

EV/LTM Revenue	0.60	x	1.06	x
EV/LQA Revenue	0.62	x	1.09	x
EV/CY07 Revenue	0.58	x	1.01	x
EV/CY08 Revenue	0.48	x	0.84	x

Selected Public Company Analysis.  Seven Hills compared selected financial information, ratios and public market multiples for OCP to the corresponding data for the following six publicly-traded optical component companies:

Optical Component Companies

•	JDS Uniphase Corporation

•	Finisar Corporation

•	Avanex Corporation

•	Oplink Communications, Inc.

•	Bookham, Inc.

•	Alliance Fiber Optic Products, Inc.

Although the selected public companies were used for comparison purposes, none of the companies are directly comparable to OCP, and they may significantly differ from OCP based on, among other things, the size of the companies, the geographic coverage of the companies’ operations and the particular business segments in which the companies focus.

Seven Hills reviewed, among other information, multiples of EV and share price values for the selected public companies implied by those selected public companies’ as of June 15, 2007:

•	last twelve months revenue, referred to as EV/LTM revenue;

•	calendar year 2007 revenue, referred to as EV/CY07 revenue;

•	calendar year 2008 revenue, referred to as EV/CY08 revenue;

The results of Seven Hills’ review are summarized in the table below:

Selected Public Companies

EV/LTM Revenue	0.50x - 1.72x - 1.92x - 3.31x
EV/CY07 Revenue	0.54x - 1.83x - 1.75x - 2.99x
EV/CY08 Revenue	0.46x - 1.62x - 1.59x - 2.91x

Information for the selected public companies was based on publicly available SEC filings, select public research reports, selected press releases and other publicly available data.

Selected Transaction Analysis.  Seven Hills reviewed publicly available financial information relating to the following selected transactions for optical component companies from January 1, 2003 to June 15, 2007:

Acquirer	Target

Emerson Electric Co.	Stratos International, Inc.
Tessera Technologies, Inc.	Digital Optics Corporation
ADC Telecommunications, Inc.	Fiber Optic Network Solutions Corporation
Advanced Photonix, Inc.	Picotronix, Inc.
Newport Corporation	Spectra-Physics, Inc.
Bookham, Inc.	Onetta, Inc.
JDS Uniphase Corporation	E2O Communications, Inc.
Finisar Corporation	Honeywell International Inc., VCSEL
Bookham, Inc.	New Focus, Inc.

Although the selected transactions were used for comparison purposes, none of the transactions are directly comparable to the merger and none of the companies are directly comparable to OCP, and, the selected transactions may differ significantly from the merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

Seven Hills reviewed, among other information, multiples of the transaction value, referred to as TV, calculated as the equity purchase price adjusted for the target’s debt and cash and cash equivalents, for the selected transactions implied by those selected transactions’:

•	last twelve months’ revenue, referred to as LTM revenue;

•	last quarter annualized revenue, referred to as LQA revenue;

The results of Seven Hills’ review are summarized in the table below:

Selected Transactions

TV/LTM Revenue	0.99x - 2.08x - 2.01x - 2.99x
TV/LQA Revenue	0.97x - 1.78x - 2.04x - 3.17x

Multiples for the selected transactions were based on relevant SEC filings, selected press releases and other publicly available data.

Premiums Paid Analysis.  Seven Hills reviewed selected purchase price per share premiums paid or to be paid of technology companies announced from January 1, 2006 through June 15, 2007, with equity values from $50 million to $300 million:

Acquirer	Target

Emerson Electric Co.	Stratos International, Inc.
Exar Corporation	Sipex Corporation
Motorola, Inc.	Terayon Communication Systems, Inc.
Allen Systems Group, Inc.	Mobius Management Systems, Inc.
Quartzite Holdings, Inc.	Quovadx, Inc.
KEG Holdings, Inc.	Applied Innovation Inc.
CheckFree Corporation	Corillian Corporation
Polycom, Inc.	SpectraLink Corporation
CheckFree Corporation	Carreker Corporation
NT Acquisition, Inc.	Netsmart Technologies, Inc.
Motorola, Inc.	Netopia, Inc.
NAVTEQ Corporation	Traffic.com, Inc.

Acquirer	Target

Fortezza Iridium Holdings, Inc.	Indus International, Inc.
Oracle Systems Corporation	MetaSolv, Inc.
Internap Network Services Corporation	VitalStream Holdings, Inc.
Illinois Tool Works Inc.	Click Commerce, Inc.
Corel Corporation	InterVideo, Inc.
Inomax, LLC	Zomax Incorporated
Nokia Inc.	Loudeye Corp.
Gladiator Corporation	WatchGuard Technologies, Inc.
M2M Holdings, Inc.	Onyx Software Corporation
JDA Software Group, Inc.	Manugistics Group, Inc.
Oracle Systems Corporation	Portal Software, Inc.
GE Fanuc Embedded Systems, Inc.	SBS Technologies, Inc.
Borland Software Corporation	Segue Software, Inc.
Magellan Holdings, Inc.	Datastream Systems, Inc.

For these selected transactions, set forth in the following table are the ranges of premiums to the targets’ closing stock prices on dates for periods prior to the announcement of the applicable transaction:

Premium (%) to Stock Price

One Day Prior to Announcement	(2.2%) - 24.4% - 28.8% - 154.2%
One Week Prior to Announcement	(1.4%) - 24.8% - 29.1% - 150.0%
One Month Prior to Announcement	(7.2%) - 27.6% - 30.9% - 107.4%

Premiums for the selected transactions were based on relevant SEC filings, selected press releases and other publicly available data.

Discounted Cash Flows Analysis.  Seven Hills derived a range of values for OCP common stock based upon the discounted present value of OCP’s after-tax cash flows from financial forecasts for the fiscal years ended September 30, 2008 through September 30, 2012, and the terminal value of OCP at September 30, 2012, based upon multiples of EBITDA. After-tax cash flow was calculated by taking projected EBITDA, subtracting projected depreciation, projected taxes, capital expenditures, changes in working capital, and adding back projected depreciation and projected proceeds from the sale of property. In performing this analysis, Seven Hills utilized discount rates ranging from 16.0% to 20.0%, based on the estimated weighted average cost of capital of the six publicly-traded optical component companies (as listed above). Seven Hills utilized terminal multiples of enterprise value to estimated 2012 EBITDA ranging from 10.0 times to 14.0 times.

Utilizing this methodology, the indicated per share equity value of OCP ranged from $1.53 to $1.84 per share.

All projected data for fiscal years ended 2008 through 2010 were prepared and furnished to Seven Hills by OCP management. Projected data for fiscal years ended 2011 through 2012 was reviewed and approved by Oplink.

Other Considerations

The merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. No company or transaction reviewed was identical to the proposed transaction and, accordingly, the foregoing analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would affect the acquisition values in the selected transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

The foregoing description is only a summary of the analyses and examinations that Seven Hills deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Seven Hills. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances and, therefore such an opinion is not readily susceptible to partial analysis or summary description. Seven Hills believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Oplink’s board of directors. In addition, Seven Hills may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Seven Hills with respect to the actual value of OCP.

In performing its analyses, Seven Hills made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of OCP or Oplink. The analyses performed by Seven Hills are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Seven Hills with respect to the fairness, from a financial point of view, to Oplink of the merger consideration to be paid by Oplink in the transaction, and were provided to the Oplink board of directors in connection with its evaluation of the merger. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. Seven Hills’ opinion and presentation was only one of the factors that the Oplink board of directors took into consideration in making its determination to approve the Agreement and the merger.

Oplink has agreed to pay Seven Hills a customary fee upon delivery of its opinion as well as a separate fee to be paid only upon completion of the merger. The Oplink board of directors was aware of this fee structure and took it into account in considering Seven Hills’ opinion and in approving the merger. Further, Oplink has agreed to reimburse Seven Hills for its out-of-pocket expenses and to indemnify Seven Hills, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

Seven Hills in the past has provided, currently is providing, or in the future may provide investment banking, financial and advisory services to Oplink or certain of their affiliates, for which services Seven Hills has received, or expects to receive, compensation.

Oplink’s Plans for OCP after the Merger

If the merger is completed, all outstanding shares of our common stock will be exchanged for the cash consideration described in this proxy statement and the merger agreement and the Company will become a wholly owned subsidiary of Oplink. Oplink has advised OCP that it does not have any current plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving OCP’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect that following the merger, Oplink will continuously evaluate and review OCP’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of OCP, and may undertake any of the foregoing actions if they are deemed desirable at any time following the closing of the merger. Oplink expressly reserves the rights to make any changes it deems appropriate in light of such evaluation and review or in light of future development.

In the event the merger is not consummated for any reason, including the failure of holders of at least 66 2/3% of OCP common stock not held by Oplink or its affiliates to approve the merger agreement, OCP stockholders will not receive any payment for their shares in connection with the merger. Instead, OCP will remain a majority-owned subsidiary of Oplink and OCP common stock will continue to be listed and traded on The NASDAQ Global Market. In addition, Phil

Otto, a director and Chief Executive Officer and President of the Company, and Stewart Personick, Hobart Birmingham and David Warnes, the members of the special committee, have indicated that they intend to resign from the Company’s board of directors if the merger is not consummated, in which case, the only remaining OCP directors would be individuals that are also directors or employees of Oplink. In the event the merger is not consummated, it is expected that OCP management will continue to manage OCP’s business in a manner consistent with its current operations. Stockholders will continue to be subject to the same risks and opportunities as they currently are, including general industry, economic, regulatory and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the future value of OCP common stock. From time to time, the board of directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of OCP and make such changes as are deemed appropriate and continue to seek to identify strategic alternations to enhance stockholder value. If the merger is not consummated, there can be no assurance that any other transaction acceptable to OCP stockholders will be offered, or that the business, prospects or results of operations of OCP will not be adversely impacted. Oplink expressly reserves the rights to cause any changes to be made to OCP’s business and management as a majority shareholder or explore any alternative transactions, including, but not limited to, investigating strategies to decrease the regulatory burden of OCP being a publicly traded company and exploring measures to delist and deregister the OCP common stock, engaging in open market or privately negotiated purchases of shares to increase the aggregate ownership of Oplink and its affiliates in OCP to 90% of the then outstanding shares and subsequently effecting a short-form merger (without any requirement of a vote by OCP’s stockholders), when it is able to do so under Delaware law. Under Delaware law, until April 23, 2010, Oplink cannot effect a merger (including a short-form merger) or other business combination with OCP and other transactions between OCP and Oplink are restricted unless the merger agreement is approved and adopted by holders of 66 2/3% of OCP common stock that is not owned by Oplink or its affiliates.

Certain Effects of the Merger

If the merger is consummated, the entire equity interest of OCP will be owned by Oplink, and Oplink will be the sole beneficiary of our future earnings and growth, if any. Similarly, Oplink will bear the entire risk of any decrease in the value of OCP after the merger.

If the merger is completed, OCP stockholders other than Oplink will have no interest in OCP’s net book value or net earnings. Following the merger, the entire interest in OCP’s net book value and net earning will be held by Oplink. The table below sets forth Oplink’s direct and indirect interests in OCP’s net book value and net income prior to and immediately after the merger, based upon the net book value of OCP at June 30, 2007 and the net income of OCP for the nine months ended June 30, 2007.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
	$ in		$ in		$ in		$ in
Name	thousands	%	thousands	%	thousands	%	thousands	%

Oplink	94,683	57.9%	(17,290)	57.9%	163,529	100%	(29,861)	100%

If the merger is consummated, OCP will become a wholly-owned subsidiary of Oplink and its common stock will cease to be quoted on The NASDAQ Global Market. Upon consummation of the merger, the certificate of incorporation of merger sub will be the initial certificate of incorporation of the surviving corporation and the bylaws of merger sub will be the bylaws of the surviving corporation, except that the name of the surviving corporation will be “Optical Communication Products, Inc.”. Upon consummation of the merger, the directors of merger sub will be the initial directors of the surviving corporation and the officers of merger sub will be the initial officers of the surviving corporation.

Financing

Oplink has represented to us in the merger agreement that it will have sufficient cash on-hand to complete the transactions contemplated by the merger agreement. The merger is not conditioned upon Oplink obtaining financing from any outside sources.

Regulatory Approval

No regulatory approval is necessary for the consummation of the merger.

Litigation

To our knowledge, there is no on-going litigation in connection with or related to the merger.

Fees and Expenses

Whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party to the merger agreement incurring those fees and expenses. The Company estimates that if the merger is completed, the fees and expenses incurred by the Company in connection with the merger will be approximately as follows:

Description	Amount

Financial advisory fee
Legal fees and expenses
Proxy solicitation fee
SEC filing fee
Printing and mailing cost
Miscellaneous
Total

Oplink and Oplink Acquisition estimate that if the merger is completed, the fees and expenses incurred by Oplink and Oplink Acquisition in connection with the merger will be approximately as follows:

Description	Amount

Financial advisory fee
Legal fees and expenses
Miscellaneous
Total

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to stockholders of OCP whose shares of OCP common stock are converted into the right to receive cash in the merger. The following summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, judicial decisions, and administrative rulings, all of which are subject to change, possibly with retroactive effect. The summary does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including: non-U.S. persons, U.S. expatriates, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, stockholders who hold their shares of OCP common stock as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment, or other risk-reduction transaction or who are subject to alternative minimum tax or stockholders who acquired their shares of OCP common stock upon the exercise of employee stock options or otherwise as compensation. Further, this discussion does not address any U.S. federal estate and gift or alternative minimum tax consequences or any state, local, or foreign tax consequences relating to the merger.

The Merger.  The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder in the merger and the stockholder’s adjusted tax basis in the shares of OCP common stock converted into cash in the merger. If shares of OCP common stock are held by a stockholder as capital assets, gain, or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if the stockholder’s holding period for the shares of OCP common stock exceeds one year. Capital gains recognized by an individual upon a disposition of a share of OCP that has been held for more than one year generally will be subject to a maximum U.S. federal income tax rate of 15% or, in the case of a share that has been held for one year or less, will be subject to tax at ordinary income tax rates. In addition, there are limits on the deductibility of capital losses. The amount and character of gain or loss must be determined separately for each block of OCP common stock (i.e., shares acquired at the same cost in a single transaction) converted into cash in the merger.

Backup Withholding.  A stockholder (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals) whose shares of OCP common stock are converted into the merger consideration may be subject to backup withholding at the then applicable rate (under current law, the backup withholding rate is 28%) unless the stockholder provides the stockholder’s taxpayer identification number, or “TIN,” and certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service, or the IRS. Each stockholder should complete and sign the Form W-9 or Substitute Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following closing of the merger so as to provide the information and certification necessary to avoid backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON THE LAW IN EFFECT ON THE DATE HEREOF. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE MERGER.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the U.S. Internal Revenue Code.

Material Provisions of the Merger Agreement

The Merger

At the effective time of the merger, merger sub will merge with and into OCP upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, OCP will continue to exist following the merger. Upon consummation of the merger, the certificate of incorporation and bylaws of merger sub will become the certificate of incorporation and bylaws of OCP. Upon consummation of the merger, the directors of merger sub will be the initial directors of the surviving corporation and the officers of merger sub will be the initial officers of the surviving corporation.

Closing; Effective Time

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger no later than the second business day after the satisfaction or waiver of the conditions described under “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Conditions to the Merger.” The merger will be effective in accordance with applicable law after the time the certificate of merger is filed with the Secretary of State of the State of Delaware (on the closing date of the merger). We expect to complete the merger as promptly as practicable after our stockholders adopt the merger agreement.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than treasury shares, shares held by Oplink and shares held by stockholders who have properly exercised their statutory appraisal rights) will be converted into the right to receive $1.65 in cash, without interest and less any applicable withholding taxes.

Treatment of OCP Stock Options

At the effective time of the merger, each outstanding OCP stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of Oplink’s common stock determined by multiplying the number of shares of OCP common stock subject to such stock option by a fraction, the numerator of which is $1.65 and the denominator of which is the average closing price per share of Oplink’s common stock on The NASDAQ Global Market for the five trading days ending two business days prior to the closing.

The per share exercise price for the newly issued stock options will be equal to the per share exercise price for the shares of OCP common stock that could have been purchased prior to the effective time of the merger divided by a fraction, the numerator of which is $1.65 and the denominator of which is the average closing price per share of Oplink’s common stock on The NASDAQ Global Market for the five trading days ending two business days prior to the closing.

Payment for the Shares of Common Stock

Oplink will designate a paying agent who is acceptable to us to make payment of the merger consideration as described above. Prior to the filing of the certificate of merger, Oplink will deposit with the paying agent funds sufficient to pay the merger consideration to our stockholders.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of common stock.

As soon as practicable after the effective time of the merger, Oplink will cause the paying agent to send you, as a record holder, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will send you your merger consideration promptly after you have (i) surrendered your certificates to the paying agent and (ii) provided the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit verifying that fact and, if required by the surviving corporation, post an indemnity agreement or bond in such customary and reasonable amount as the surviving corporation specifies as indemnity against any claim that may be made against the surviving corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations made by us to Oplink and merger sub, and representations and warranties made by Oplink and merger sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect (as defined below) different from that generally applicable to public disclosures to stockholders, or are used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. Furthermore, the representations and warranties contained in the merger agreement will not survive the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement.

We made a number of representations to Oplink and to merger sub, relating to, among other things:

•	corporate organization and similar corporate matters, including the qualification of the company to do business under applicable law;

•	our subsidiaries;

•	the absence of a breach of our certificate of incorporation, bylaws, contracts, permits or any laws as a result of the merger;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related transactions with respect to OCP;

•	accuracy of information supplied by OCP in connection with this proxy statement;

•	unanimous approval of the merger by the full board of directors of OCP;

•	our receipt of a fairness opinion from Bear Stearns;

•	our engagement of, and payment of fees to, brokers, investment bankers, and financial advisors, and fees payable by us to other advisors in connection with the merger agreement and the merger; and

•	applicability of certain state takeover statutes to the merger and merger agreement.

Certain aspects of the representations and warranties of OCP are qualified by the concepts of materiality or “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect” when used in connection with a person means any change, event, violation, inaccuracy, circumstance or effect which is reasonably likely, either individually or in the aggregate, to be materially adverse to the business, assets, liabilities, capitalization, financial condition or results of operation of such person, taken as a whole, or that could reasonably be expected to adversely affect the ability of such person to consummate the merger.

Notwithstanding the foregoing, to the extent any change, event, violation, inaccuracy, circumstance or effect primarily results from the following, it should not be taken into account in determining whether there has been a “material adverse effect” on a person:

•	changes affecting the economy generally;

•	changes affecting the industry generally;

•	changes in stock price or trading volume;

•	acts of terrorism or war;

•	the announcement of the merger agreement and the transactions contemplated by the merger agreement;

•	failure to meet revenue or earnings predictions for any period ending on or after the date of the merger agreement; or

•	changes in applicable laws or generally accepted accounting principles.

Oplink and merger sub made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	authorization, execution, delivery, performance, and enforceability of, and required consents, approvals, orders, and authorizations of, and notices to, governmental authorities and third parties relating to, the merger agreement and related matters with respect to Oplink and merger sub;

•	the absence of a breach of their certificate of incorporation, bylaws, contracts, permits or any laws as a result of the merger;

•	accuracy of information supplied by Oplink or merger sub in connection with this proxy statement;

•	the sufficiency of Oplink’s capital resources to consummate the merger and related transactions, including acquiring outstanding shares of seller;

•	merger sub’s lack of prior operating activity; and

•	Oplink’s ownership of 66,000,100 shares of OCP.

Certain aspects of the representations and warranties of Oplink and merger sub are qualified by the concept of materiality.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	the proposal to adopt the merger agreement is approved by the requisite stockholder vote at the special meeting;

•	no government entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the merger; and

•	all material approvals by governmental entities under applicable law in connection with this merger and related transactions have been obtained.

Conditions to OCP’s Obligations

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Oplink’s representations and warranties made pursuant to the merger agreement are true and correct as of the closing date of the merger, interpreted without giving effect to any limitations as to materiality or material adverse effect, except where such failure to be true and correct would not have, either individually or in the aggregate, a material adverse effect on Oplink;

•	Oplink and merger sub have performed in all material respects all obligations required to be performed by them at or prior to the closing date of the merger under the merger agreement; and

•	We have received a certificate of the appropriate signatory of Oplink certifying compliance with the two preceding conditions.

Conditions to Oplink’s and Merger Sub’s Obligations

Neither Oplink nor merger sub will be obligated to effect the merger unless the following conditions are satisfied or waived:

•	Our representations and warranties made pursuant to the merger agreement are true and correct as of the closing date of the merger, interpreted without giving effect to any limitations as to materiality or material adverse effect, except where such failure to be true and correct would not have, either individually or in the aggregate, a material adverse effect on OCP;

•	We have performed in all material respects all obligations required to be performed by us at or prior to the closing date of the merger under the merger agreement;

•	Oplink has received a certificate from our chief executive officer and our chief financial officer certifying compliance with the two preceding conditions.

Our board of directors is not aware of any condition to the merger that cannot be satisfied.

Restrictions on Solicitations of Other Offers

We have agreed that we will not, and will not permit any of our subsidiaries to, nor will we authorize any person or permit any of our or our subsidiaries’ directors, officers, or employees or any of our or their investment bankers, attorneys, accountants, or other advisors or representatives to, directly or indirectly:

•	solicit, initiate, or knowingly encourage, or take any other action knowingly to induce or facilitate, any inquiry with respect to, or the making, submission or announcement of any acquisition proposal;

•	participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquires or the making of any proposal that constitutes or may reasonably be expected to lead to any acquisition proposal;

•	engage in discussions with respect to any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; and

•	enter into a letter of intent or contract relating to an acquisition proposal.

Within one business day after the receipt of any acquisition proposal or any request or inquiry which we reasonably believe will lead to an acquisition proposal, we must provide Oplink with the acquisition proposal or information regarding the request, including the terms and conditions of such request or inquiry and the identity of the person making any such request, inquiry or acquisition proposal.

Notwithstanding the foregoing restrictions, in the event that the Company or any of its subsidiaries receives a bona fide written acquisition proposal that is unsolicited, is not otherwise obtained in violation of the restrictions set forth in the immediately preceding paragraphs and that the special committee determines in good faith is or is reasonably likely to lead to a superior offer, the special committee may (if it concludes that failing to take such action is reasonably likely to violate the directors’ fiduciary duties to the stockholders of the Company):

•	furnish nonpublic information to the party making such acquisition proposal, provided that such nonpublic information is only furnished upon receipt of a confidentiality agreement and standstill agreement from the party making the acquisition proposal and such nonpublic information is simultaneously furnished to Oplink; and

•	engage in negotiations and discussions with the third party with respect to the acquisition proposal.

Recommendation Withdrawal

The merger agreement requires us to as promptly as practicable call and hold a meeting of our stockholders for the purpose of obtaining the adoption of the merger agreement. In this regard, our board of directors has unanimously resolved to recommend that our stockholders adopt the merger agreement. However, in response to receipt of a superior offer, the board of directors and/or the special committee may change its recommendation if the special committee has concluded in good faith, after receipt of advice of its legal counsel and financial adviser, that failure to change its recommendation is reasonably likely to violate the directors’ fiduciary duties to the stockholders of the Company, and all of the following conditions are met:

•	a superior offer has been made and not withdrawn;

•	the special meeting of the stockholders of the Company has not occurred;

•	the Company has provided Oplink with five days prior written notice stating:

•	that the Company has received a superior officer;

•	the material terms and conditions of the superior offer and the identity of the maker of the superior offer; and

•	that the board of director or special committee intends to effect a change of recommendation and the manner in which it intends to do so;

•	the Company has provided Oplink with the proposed transaction agreements; and

•	during such five day period described above, the Company has engaged in good faith negotiations with Oplink to amend the merger agreement in a manner as would enable the Company to proceed with the board of directors’ recommendation to the Company’s stockholders to approve the merger and adopt the merger agreement.

Other than in connection with the Company’s receipt of an acquisition proposal or superior offer, the board of directors, upon recommendation of the special committee, or the special committee may change its recommendation if it has concluded in good faith, after receipt of advice of its legal and financial advisers, that failure to change its recommendation is reasonably likely to violate the directors’ fiduciary duties to the stockholders of the Company. The obligation of the Company to hold the special meeting shall not be limited or otherwise affected by any acquisition proposal with respect to it, or by any change of recommendation. The Company shall not submit to the vote of its stockholders any acquisition proposal, or propose to do so.

An “acquisition proposal” means any proposal or offer from any person relating to any transaction or series of transactions involving: (i) a purchase or transaction by which any one person or associated group obtains more than a 10% interest in the Company; (ii) any sale or transaction whereby more than 10% of the assets of the Company are disposed of; or (iii) the liquidation or dissolution of the Company.

A “change of recommendation” means the special committee’s and/or the board of directors’, upon the recommendation of the special committee, change, withholding, withdrawal, amendment or modification of its recommendation in favor of the merger agreement and the merger, and, if applicable, the special committee’s and/or the board of directors’, upon the recommendation of the special committee, recommendation that the stockholders of the Company accept a tender or exchange offer.

A “superior offer” means any bona fide binding written offer not solicited or otherwise procured in violation of the merger agreement that is made by a third party to acquire, directly or indirectly, all or substantially all of the assets or a majority of the outstanding voting securities of the Company, on terms that the board of directors has in good faith concluded (after receipt of advice of its legal and financial advisers), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the maker of the offer, to be more favorable, from a financial point of view, to the Company’s stockholders than the terms of the merger and which is reasonably capable of being consummated and for which financing is reasonably determined to be available.

Indemnification of Directors and Officers

All rights to indemnification, exculpation and advancement of expenses existing in favor of the Company’s and its subsidiaries’ current and former directors and officers for acts or omissions occurring prior to the effective time of the merger, will survive the merger and Oplink will take all necessary action to cause the surviving corporation to observe such rights to the fullest extent permitted under applicable law. Oplink guarantees the payment obligation, if any, of the surviving corporation pursuant to such rights, subject to applicable law, and will not modify or terminate such rights in any adverse manner, including through amendment of the surviving corporation’s certificate of incorporation or bylaws, or through a merger or transfer of assets of the surviving corporation.

Prior to the effective time of the merger, we will purchase a “tail” policy under our existing directors’ and officers’ liability insurance policy, with liability insurance coverage at least as favorable as the policy currently in place, for the six years following the effective time. If such “tail” policy is unavailable at a cost not greater than

200% of the annual premium of our existing coverage, then we may obtain as much comparable insurance as may be obtained in good faith at a cost not greater than 200% of the annual premium of our existing coverage.

The obligations of Oplink and the surviving corporation under the preceding paragraph may not be terminated or modified in a manner which adversely affects any indemnified party without such party’s consent.

Resignation and Appointment of Directors

In connection with the execution of the merger agreement, we expanded the board of directors to nine members with the appointments of Joseph Y. Liu, Chieh Chang, Leonard J. LeBlanc and Jesse W. Jack, current members of Oplink’s board of directors, and Dr. Robert Shih, an Oplink officer, in addition, Dr. Muoi V. Tran resigned from our board of directors.

The merger agreement provides that the directors of Oplink Acquisition as of immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. It is expected that Mr. Liu and Dr. Shih will serve as directors of Oplink Acquisition as of immediately prior to the effective time of the merger, and will be the initial directors of the surviving corporation.

The merger agreement required us to prepare proxy materials relating to the removal of our existing board of directors and election of directors designated by Oplink, which removal and appointment was to be effective if our stockholders did not approve the merger agreement. Those proposals are not included in this proxy statement, and are not expected to be presented at the special meeting. However, members of the special committee and Phil Otto, director, Chief Executive Officer and President of the Company, have indicated that they intend to resign from the board of directors, at Oplink’s written request, if the merger agreement is terminated by Oplink because it is not approved by the Company’s stockholders, or upon the closing of the merger. Accordingly, regardless of whether the merger agreement is approved by the stockholders, the directors of the Company following the stockholders meeting are expected to be directors and/or officers of Oplink.

Bylaw Amendment

In connection with the execution of the merger agreement, OCP amended its bylaws to provide the special committee with broad authority relating to the merger including the authority to:

•	authorize the taking of any action on behalf of OCP in connection with the merger agreement;

•	approve and pay expenses incurred by OCP or the special committee in connection with the merger agreement and merger; or

•	fill any vacancies on the special committee.

OCP further amended its bylaws to adopt a supermajority vote requirement for the board of directors requiring eight of nine directors to approve the following actions by the board:

•	authorization of a Company action in connection with the merger agreement;

•	authorization of any action inconsistent with the merger agreement or merger;

•	replacement of the financial or legal advisors to the special committee or Company;

•	replacement of the Company’s senior management team;

•	termination or change of the composition of the board of director’s special committee, audit committee, compensation committee and special stock option committee;

•	adoption of amendments inconsistent with charter documents of any committee of the board of directors;

•	replacement of the Company’s auditors;

•	change in the composition of the special committee or the number of directors of the Company;

•	amendment or repeal of the bylaw amendments;

•	change in the date, time or place for the special meeting of the Company stockholders or approve the adjournment of such meeting; or

•	creation of any new committee of the board of directors.

OCP further amended its bylaws to provide for the termination of the bylaw amendments at the effective time of the merger, or the termination of the merger agreement; and to adopt an 80% vote requirement for the stockholders of the Company to repeal or amend Section 2 of Article III of the bylaws (regarding the number and election of directors) or the bylaw amendments.

Restrictions on Oplink Actions

Subsequent to the appointment of Oplink’s designees to the board of directors, Oplink agreed:

•	not to take any action in its capacity as stockholder of the Company that is reasonably likely to materially and adversely affect the supermajority voting requirements of the special committee or board of directors or the delegation of authority to the special committee;

•	not to vote in its capacity as stockholder of the Company to remove the members of the special committee from the board of directors or the special committee, or to amend the Company’s bylaws; and

•	to vote to reelect the members of the special committee.

These obligations terminate on the earlier of the termination of the merger agreement, or the effective time of the merger.

Additional Covenants Regarding the Merger

In addition to the covenants in the merger agreement described above, the merger agreement contains additional covenants regarding the following:

•	the preparation and filing of this proxy statement and a Schedule 13E-3 transaction statement;

•	confidentiality and reasonable access by Oplink to information concerning our operations;

•	public disclosure;

•	reasonable efforts by the Company, Oplink and OAC to consummate and make effective the merger agreement and transactions contemplated by the merger agreement;

•	takeover statutes;

•	FIRPTA compliance; and

•	the Company Stock Option Plan and ESPP.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of us and Oplink; or

•	by either us or Oplink if:

•	the merger is not consummated on or before October 31, 2007, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to exercise such termination right to perform or comply in all material respects with any of the agreements of such party set forth in the merger agreement;

•	there is a final and nonappealable order, decree or ruling from a court or other governmental entity or other action that restrains, enjoins or otherwise prohibits consummation of the merger; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof, fail to adopt the merger agreement, unless the failure of the merger agreement to be adopted by our stockholders is due to the failure of the party seeking to exercise such termination right to perform or comply in all material respects with any of the agreements of such party set forth in the merger agreement; or

•	by us if Oplink has breached any of its representations, warranties, covenants or agreements in the merger agreement in a manner that would give rise to, if occurring or continuing at the effective time of the merger, the failure of the closing conditions related to our obligations to effect the merger and the breach is not cured within 30 days following written notice to Oplink; provided that we are not in material breach of the merger agreement; or

•	by Oplink if:

•	we have breached any of our representations, warranties, covenants or agreements in the merger agreement in a manner that would give rise to, if occurring or continuing at the effective time of the merger, the failure of the closing conditions related to Oplink’s obligations to effect the merger and the breach is not cured within 30 days following written notice to us; provided that Oplink is not in material breach of the merger agreement;

•	our board of directors or special committee changes, withholds, withdraws, amends or modifies its recommendation that our stockholders adopt the merger agreement;

•	we fail to include in this proxy statement a unanimous recommendation that our stockholders adopt the merger agreement;

•	our board of directors or special committee approves or recommends to our stockholders a superior proposal;

•	a tender or exchange offer relating to our securities has been commenced and we have not sent our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our special committee recommends rejection of such tender or exchange offer; or

•	we willfully and materially breach our covenants and agreements under the merger agreement relating to solicitations, acquisition proposals and board recommendation changes, as described in “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Material Provisions of the Merger Agreement — Restrictions on Solicitations of Other Offers .”

Amendment, Extension and Waiver

The parties may amend the merger agreement at any time, except that after our stockholders have adopted the merger agreement, there shall be no amendment that adversely affects our stockholders’ rights without our stockholders’ approval. All amendments to the merger agreement shall be in a writing signed by us and Oplink.

At any time before the consummation of the merger, each of the parties to the merger agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by any of the other parties with any of the agreements or conditions contained in the merger agreement.

Dissenters’ Rights of Appraisal

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on October   , 2007 at 10:00 a.m. Pacific Time. This written demand for appraisal of shares must be in addition to and separate from a vote against, or an abstention from voting on, the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal (or waiver thereof) within the meaning of Section 262, nor will it be deemed to satisfy any notice requirements under Delaware law.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A Company stockholder who elects to exercise appraisal rights should mail, or deliver his her or its written demand to us at our address at 6101 Variel Avenue, Woodland Hills, CA 91367, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its OCP common stock. Within 10 days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than 10 days after the stockholders’ request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the OCP shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

If a petition for appraisal is duly filed by a stockholder in accordance with Section 262 and a copy of the petition is delivered to us, we will be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by us. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

OCP stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her, or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local, and foreign income tax purposes as well. See the section of the proxy statement entitled “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Factors — Material Provisions of the Merger Agreement — Material U.S. Federal Income Tax Consequences of the Merger.”

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her, or its demand for appraisal and receive payment for his, her, or its shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any OCP stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of such stockholder’s appraisal rights.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement or remove the four directors. We currently do not intend to propose adjournment at the special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on the matter.

Our board of directors recommends that the stockholders vote “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies.

IMPORTANT INFORMATION REGARDING THE COMPANY

Selected Consolidated Financial Data

Set forth below is certain selected historical condensed consolidated financial information with respect to the Company, excerpted from the audited financial statements of the Company in our Annual Report on Form 10-K for the fiscal year ended September 30, 2006, and from the unaudited interim condensed consolidated financial statements of the Company in our Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 2007 and June 30, 2006, which were previously filed by us with the Securities and Exchange Commission.

Additional financial information is included in the reports and other documents filed by the Company with the Securities and Exchange Commission. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. The financial information (including any related notes) contained in certain of such reports and other documents is incorporated herein by reference as described in more detail in “Where You Can Find More Information.” Such reports and other documents may be inspected and copies may be obtained without charge as described in “Where You Can Find More Information.”

	Nine Months Ended,		Year Ended,
	June 30,	June 30,	September 30,	September 30,
	2007	2006	2006	2005
	(In thousands, except per share amounts)

Revenue	$50,566	$51,003	$70,138	$55,978
Cost of revenue	46,809	34,965	49,720	34,326

Gross profit	3,757	16,038	20,418	21,652

Operating expenses:
Research and development	9,044	8,280	11,472	14,621
Selling and marketing	4,262	3,705	5,008	4,710
General and administrative	13,632	5,551	7,930	5,012
Transitional costs for contract manufacturing	2,408	—	—	—
Impairment of goodwill	8,486	—	—	—

Total operating expenses	37,832	17,536	24,410	24,343

(Loss) income from operations	(34,075)	(1,498)	(3,992)	(2,691)
Investment income	4,296	4,349	6,063	3,308
Other income, net	101	239	(90)	325

(Loss) income before income taxes	(29,678)	3,090	1,981	942
Provision for income taxes	183	298	586	1

Net (loss) income	$(29,861)	$2,792	$1,395	$941

Basic (loss) earnings per share	$(0.26)	$0.02	$0.01	$0.01

Diluted (loss) earnings per share	$(0.26)	$0.02	$0.01	$0.01

	June 30,	June 30,	September 30,	September 30,
	2007	2006	2006	2005
	(In thousands, except per share amounts)

Current assets	$148,682	$179,675	$166,783	$174,436
Non-current assets	$29,607	$24,224	$40,535	$25,816
Current liabilities	$14,600	$11,152	$15,443	$11,744
Non-current liabilities	$160	$—	$159	$200
Book value per common share	$1.43	$1.70	$1.69	$1.67

The Company did not compute a ratio of earnings to fixed charges for June 30, 2007, June 30, 2006, September 30, 2006 or September 30, 2005 (the “covered dates”). The Company had no interest expense as of the covered dates due to the fact that it did not have any outstanding indebtedness as of the covered dates.

Trading Market and Price

OCP’s common stock is traded on The NASDAQ Global Market under the symbol “OCPI”. The following table sets forth the range of high and low intra-day sales prices (rounded to the nearest cent) reported on The NASDAQ Global Market for OCP’s common stock for the periods indicated.

	Price Range of
	Common Stock
	High			Low

Fiscal Year Ending September 30, 2007:
First Quarter		$2.47			$1.58
Second Quarter		$1.68			$1.31
Third Quarter		$1.62			$1.32
Fourth Quarter (through September , 2007)	$	[ •	]	$	[ •	]
Fiscal Year Ended September 30, 2006:
First Quarter		$2.65			$1.80
Second Quarter		$3.97			$2.35
Third Quarter		$3.23			$1.92
Fourth Quarter		$2.16			$1.71
Fiscal Year Ended September 30, 2005:
First Quarter		$2.68			$1.90
Second Quarter		$2.65			$1.67
Third Quarter		$1.99			$1.53
Fourth Quarter		$2.15			$1.72

On April 20, 2007, the last trading day before the public announcement of Oplink’s agreement to purchase the 57.9% of our outstanding shares of common stock owned by Furukawa in exchange for cash and stock worth approximately $1.50 per share, the last sale price of our common stock was $1.38 per share.

On June 5, 2007, the last trading day before the public announcement that Oplink and the OCP special committee had reached an agreement in principle regarding the acquisition by Oplink of the remaining 42.1% of our outstanding shares of common stock for $1.65 per share in cash, the last sale price of our common stock was $1.49 per share.

Dividend Policy

OCP has not declared or paid any cash dividends on its capital stock since its inception and does not anticipate paying dividends in the foreseeable future.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of August 21, 2007, except as noted in the footnotes below, by:

•	each person who we know to be the beneficial owner of 5% or more of our outstanding common stock;

•	our chief executive officer and other highest paid executive officers during our 2006 fiscal year;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of August 21, 2007, are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of August 21, 2007, 114,042,295 shares of our common stock were issued and outstanding. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Optical Communication Products, Inc., 6101 Variel Avenue, Woodland Hills, California 91367.

		Percentage of
	Number of Shares	Shares Beneficially
	Beneficially Owned	Owned

Named executive officers and directors:
Philip F. Otto(1)	583,333	*	%
Muoi Van Tran(2)	13,335,841	11.7
Frederic T. Boyer(3)	322,917	*
Mohammad Ghorbanali(4)	7,176,553	6.3
Liew-Chuang Chiu(5)	98,917	*
Stewart D. Personick(6)	92,500	*
Hobart Birmingham(7)	62,500	*
David Warnes(8)	62,500	*
Joseph Y. Liu(9)	66,000,100	57.9
Leonard J. LeBlanc(9)	66,000,100	57.9
Chieh Chang(9)	66,000,100	57.9
Jesse W. Jack(9)	66,000,100	57.9
Robert Shih(10)	0	*
Other 5% Stockholders:
Oplink Communications, Inc.(11)	66,000,100	57.9
All directors and executive officers as a group (12 persons)	87,735,161	76.9%

*	Less than 1%

(1)	Mr. Otto was granted options to purchase 500,000 shares of common stock in fiscal year 2006, 145,833 of which are presently exercisable or will become exercisable within 60 days of August 21, 2007. On January 24, 2007, Mr. Otto was awarded options to purchase 1,500,000 shares of common Stock, 437,500 of which are presently exercisable or become exercisable within 60 days of August 21, 2007.

(2)	Includes (a) 11,237,655 shares of our Class A common stock held by Muoi Van Tran and Tracy Tam Trang, as Co-Trustees of the Tran Family Trust dated June 26, 1997, (b) 80,000 shares of Class A common stock held by Muoi Van Tran and Tracy Tam Trang, as co-trustees of two separate trusts for the benefit of Dr. Tran’s children (which shares total less than 5% of the company’s outstanding common stock), (c) 110,100 shares of our Class A common stock held by Dr. Tran’s children each of whom share Dr. Tran’s household and (d) options to purchase 1,908,086 shares of our Class A common stock, all of which are presently exercisable or exercisable within 60 days of August 21, 2007. Dr. Tran resigned as chief executive officer of the Company effective December 31, 2006, and resigned as a director of the Company effective June 19, 2007.

(3)	Includes 187,500 shares of restricted stock. Mr. Boyer was granted options to purchase 500,000 shares of common stock in fiscal year 2006, 135,416 of which are presently exercisable or exercisable within 60 days of August 21, 2007.

(4)	Includes (a) 75,500 shares of common stock held by Mohammad Ghorbanali, as trustee of the Navid Ghorbanali Irrevocable Trust dated October 1, 2000 for the benefit of Mr. Ghorbanali’s child, and (b) 75,500 shares of common stock held by Mohammad Ghorbanali, as trustee of the Negar Ghorbanali Irrevocable Trust dated October 1, 2000 for the benefit of Mr. Ghorbanali’s child. Effective September 30, 2006, Mr. Ghorbanali departed from the Company as an employee and his employment agreement was terminated.

(5)	Includes 50,000 shares of restricted stock. LC Chiu was granted options to purchase 150,000 shares of common stock, 48,917 of which are presently exercisable or exercisable within 60 days of August 21, 2007.

(6)	Mr. Personick was granted options to purchase100,000 shares of Class A common stock, 92,500 of which are presently exercisable or will become exercisable within 60 days of August 21, 2007.

(7)	Mr. Birmingham was granted options to purchase 70,000 shares of Class A common stock, 62,500 of which are presently exercisable or will become exercisable within 60 days of August 21, 2007.

(8)	Mr. Warnes was granted options to purchase 70,000 shares of our Class A common stock, 62,500 of which are presently exercisable or will become exercisable within 60 days of August 21, 2007.

(9)	Consists of 66,000,100 shares of common stock held by Oplink. Mr. Liu is the president and chief executive officer and a director of Oplink, Mr. LeBlanc is a director and chairman of the board of Oplink, and Messrs. Chang and Jack are directors of Oplink. The address for Messrs. Liu, LeBlanc, Chang and Jack is c/o Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538. Messrs. Liu, LeBlanc, Chang and Jack disclaim beneficial ownership of these shares.

(10)	Dr. Shih is vice president of business development at Oplink. Dr. Shih’s address is c/o Oplink Communications, Inc., 46335 Landing Parkway, Fremont, California 94538.

(11)	Oplink’s address is 46335 Landing Parkway, Fremont, California 94538.

Securities Transactions by the Company and its Directors and Executive Officers and by Oplink and Oplink Acquisition and their Directors and Executive Officers

Mohammad Ghorbandi exercised an option with a strike price of $0.97 to purchase 37,500 shares of the Company’s common stock on December 29, 2006 at which time the market price of the Company’s common stock was $1.64. None of the Company, Oplink, and Oplink Acquisition, nor any of their respective executive officers or directors, have purchased or sold shares of the Company’s common stock within 60 days of the date of this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

In addition to the special meeting, we anticipate holding an annual meeting of our stockholders in 2008, depending upon whether the merger is consummated. If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders thereafter.

Stockholder proposals that are intended to be presented at our 2008 annual meeting and included in our proxy materials relating to the 2008 annual meeting must be received by Corporate Secretary, Optical Communication Products, Inc., 6101 Variel Avenue, Woodland Hills, California 91367 no later than August 30, 2007, which is 120 calendar days prior to the anniversary of the mailing date for this year’s proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2008 annual meeting.

If a stockholder wishes to present a proposal at our 2008 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2008 annual meeting, the stockholder must give advance notice to us prior to the deadline for the annual meeting. In order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than December 10, 2007, which is 45 calendar days prior to the anniversary of the date of the 2007 annual meeting. However, in the event that the 2008 annual meeting is called for a date which is not within 30days of the anniversary of the date of the 2007 annual meeting, stockholder proposals intended for presentation at the 2008 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the date on which public announcement of the date of the 2008 annual meeting is first made. If a stockholder gives notice of such proposal after December 10, 2007, then the proxy solicited by the board of directors for the 2008 annual meeting will confer discretionary authority to vote on such proposal at that meeting, which may include a vote against such stockholder proposal.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov or at our website at www.ocp-inc.com.

You may also inspect reports, proxy statements and other information about us at the offices of the NASDAQ Global Market. For further information on obtaining copies of our public filings at the NASDAQ Global Market, you should call 1-800-261-0148. Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to [ • ]. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

The merger described in this proxy statement is a “going private transaction.” We have filed a Section 13(e) Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices during regular business hours, and may be obtained by mail, without charge, by written request directed to us at 6101 Variel Avenue, Woodland Hills, California 91367.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement and later information filed with the Securities and Exchange Commission will update and supersede this information. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. The documents contain important information about us and our financial condition.

We incorporate by reference into this proxy statement our:

•	Annual Report on Form 10-K for the year ended September 30, 2006, filed on December 20, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, filed on February 14, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed on May 15, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 20, 2007;

•	Current Reports on Form 8-K, filed on February 6, 2007, April 27, 2007, May 4, 2007, May 15, 2007, June 11, 2007, June 20, 2007 and June 25, 2007.

In addition, all of our filings with the Securities and Exchange Commission after the date of this proxy statement under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, shall be deemed to be incorporated by reference into this proxy statement until the date on which the special meeting is held. Any statement contained in this proxy statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED SEPTEMBER       , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors,

Philip F. Otto
Director, Chief Executive Officer and
President

Woodland Hills, California
September   , 2007

ANNEX A

AGREEMENT AND PLAN OF MERGER BY AND AMONG OPLINK COMMUNICATIONS INC.,
OPLINK ACQUISITION CORPORATION AND OPTICAL COMMUNICATION PRODUCTS, INC. DATED AS OF JUNE 19, 2007

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
OPLINK COMMUNICATIONS INC.
OPLINK ACQUISITION CORPORATION
and
OPTICAL COMMUNICATION PRODUCTS, INC.
Dated as of June 19, 2007

A-i

A-ii

INDEX OF EXHIBITS

EXHIBIT A  Bylaw Amendment

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of June 19, 2007 (the “Agreement”), by and among Oplink Communications, Inc., a Delaware corporation (“Parent”), Oplink Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Optical Communication Products, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company (upon the unanimous recommendation of a special committee of disinterested directors of the Company (the “Special Committee”)) have each determined that it is in the best interests of their respective stockholders for Parent to acquire the outstanding shares of capital stock of the Company that it does not already own upon the terms and subject to the conditions set forth herein.

WHEREAS, the Board of Directors of the Company (the “Board”), upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that the Agreement and the Merger (as defined in Section 1.1) is advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Merger, and (iii) determined to recommend that the stockholders of the Company adopt this Agreement.

WHEREAS, the Board of Directors of Parent and Merger Sub have (i) determined that the Merger is advisable and fair to, and in the best interest of, Parent and its stockholders, and (ii) approved this Agreement and the other transactions contemplated by this Agreement, including the Merger.

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.

At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2  Effective Time; Closing.

Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of Delaware Law (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article V (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver thereof), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3  Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4  Certificate of Incorporation and Bylaws of Surviving Corporation.

(a) Certificate of Incorporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that as of the Effective Time the Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Optical Communication Products, Inc.”

(b) Bylaws.  As of the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be amended to refer to “Optical Communication Products, Inc.”

1.5  Directors and Officers of Surviving Corporation.

(a) Directors.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(b) Officers.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

1.6  Effect on Capital Stock.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares.  Each share of Class A common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares, as defined in Section 1.7), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate(s) representing such Company Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required, in the manner provided in Section 1.10), cash in an amount equal to $1.65 per share, without interest (the “Per Share Merger Consideration” and the aggregate of all Per Share Merger Consideration, the “Merger Consideration”).

(b) Cancellation of Treasury and Parent-Owned Shares.  All Company Common Stock and Class B common stock, par value $0.001 per share, of the Company (“Class B Common Stock” and together with the Company Common Stock, the “Common Shares”) held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent or, with respect to Class B Common Stock, held or owned by any other person immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Company Stock Options.

(i) Subject to Section 1.6(d)(ii), at the Effective Time, all rights with respect to each option to purchase Company Common Stock that was granted under the Company Stock Option Plan (as defined in Section 4.9(a); each a “Company Stock Option”) then outstanding, whether vested or unvested, shall be converted into and become rights with respect to Parent Common Stock and Parent shall assume each such Company Stock Option (as so assumed, an “Assumed Option”). From and after the Effective Time, each Assumed Option shall continue to be subject to the same terms and conditions as were applicable to such Company Stock Option immediately prior to the Effective Time in accordance with the Company Stock Option Plan under which it was issued and the stock option agreement by which it is evidenced, except that (i) each reference in such plan and agreement to the Company shall be deemed to refer to Parent, (ii) each Assumed Option may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to each Assumed Option shall be equal to the number of shares of Company Common Stock remaining unexercised under and subject to such Company Stock Option immediately prior to the Effective Time multiplied by the result obtained by dividing (A) $1.65 by (B) the average of the closing price of a share of common stock of Parent on the NASDAQ Global Market (“NASDAQ”) for the five (5) trading days ending two business days prior to the Closing Date (the “Option Exchange Ratio”), as it may be adjusted to reflect any reclassification, stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to common stock, $0.001 par value per share, of Parent (“Parent Common Stock”) or Company Common Stock occurring (or for which the record date is established) after the date of this Agreement and prior to the Effective Time, rounding down to the nearest whole share, (iv) the per share exercise price under each Assumed Option shall be adjusted by dividing the per share exercise price under such Company Stock Option by the Option Exchange Ratio, rounding up to the nearest cent, and (v) each Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. To the extent that a Company Stock Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to the Assumed Option and the terms and conditions of exercise of the Assumed Option shall be determined in order to comply with Section 424(a) of the Code. To the extent a Company Stock Option is a nonstatutory stock option, the option exercise price, the number of shares of Parent Common Stock purchasable pursuant to the Assumed Option and the terms and conditions of exercise of the Assumed Option shall be determined in order to comply with Section 409A of the Code.

(ii) In lieu of assuming outstanding Company Stock Options in accordance with Section 1.6(d)(i), Parent may, in its discretion, issue reasonably equivalent replacement stock options in substitution for outstanding Company Stock Options, provided that the number of shares of Parent Common Stock subject to and the per share exercise price under each such replacement option shall be determined in the same manner as set forth in Section 1.6(d)(i).

1.7  Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Per Share Merger Consideration payable for each such share of

Company Common Stock. Such stockholders shall be entitled to receive payment of the appraised value of such Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration payable for each such share of Company Common Stock, without any interest thereon, upon surrender, in the manner provided in Section 1.8, of the certificate or certificates that formerly evidenced such Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

1.8  Surrender of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Company Common Stock to receive the funds to which holders of Company Common Stock shall become entitled pursuant to Section 1.6(a). Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent in immediately available funds the Merger Consideration. Such funds shall be invested by the Paying Agent as directed by Parent; earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Company Common Stock.

(b) Payment Procedures.  As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding shares of Company Common Stock converted into the right to receive the portion of the Merger Consideration payable for such Company Common Stock, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the portion of the Merger Consideration payable upon surrender of said Certificates. Parent shall use reasonable efforts to cause such mailings to occur no later than three (3) business days after the Effective Time. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to those instructions, the holders of such Certificates formerly representing the Company Common Stock shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable for such shares of Company Common Stock, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the respective portion of the Merger Consideration to which the record holder of such Certificates is entitled by virtue thereof. Promptly following surrender of any such Certificates and the duly executed letters of transmittal, the Paying Agent shall deliver to the record holders thereof, without interest, the portion of the Merger Consideration to which such holder is entitled upon surrender of said Certificates, subject to the restrictions set forth herein.

(c) Payments with respect to Unsurrendered Company Common Stock; No Liability.  At any time following one day after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any portion of the Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any former holder of

Company Common Stock for any portion of the Merger Consideration properly delivered in respect of such Company Common Stock to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

(d) Transfers of Ownership.  If the payment of the portion of the Merger Consideration to which such holder is entitled is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of a portion of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

(e) Required Withholding.  Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.9  No Further Ownership Rights in Company Common Stock.

Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE I.

1.10  Lost, Stolen or Destroyed Certificates.

In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the portion of the Merger Consideration payable with respect thereto; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the payment of such portion of the Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond (at the sole expense of the holder of such Certificates) in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11  Adjustments.

In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock, whether directly or indirectly), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.12  Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation will take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1  Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b) Each of the Company and its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

2.2  Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and the equivalent organizational documents of each subsidiary of the Company are in full force and effect The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

2.3  Authority Relative to this Agreement.

The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and other transactions contemplated herein (collectively, the “Transactions”), subject, with respect to the Merger, to the Company Stockholder Approval (as defined below) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions other than (a) with respect to the Merger, the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement with respect to, and the receipt of, the Company Stockholder Approval, (b) obtaining the Company Stockholder Approval and (c) the filing of the Certificate of Merger as required by Delaware Law The affirmative vote of (i) the holders of a majority of the outstanding voting power of Company Common Stock and (ii) the holders of 66 2/3% of the voting power of the Common Shares not “owned” (as defined in Section 203 of the Delaware Law) by the Parent or its “affiliates” or “associates” (as defined in Section 203 of the Delaware Law) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable Legal Requirements (as defined below) and the Company Charter Documents (the “Company Stockholder Approval”) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, injunction, judgment, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.4(b) hereof).

2.4  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) result in the creation of any Encumbrance (as defined below) on any of the properties or assets of the Company or any of its subsidiaries, (ii) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (iii) subject, (A) with respect to the Merger, to the Company Stockholder Approval and (B) to compliance with the requirements set forth in Section 2.4(b), conflict with or violate any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iv) conflict with or violate, or result in any breach, impermissible assignment or non-transferability of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any written, oral, express or implied agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise or other instrument, obligation or commitment or undertaking of any nature (“Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, excluding from the foregoing clauses (i), (iii) or (iv) such Encumbrances, conflicts, violations, breaches, impermissible assignments, non-transferabilities, defaults, impairments, alterations, or rights which would not individually or in the aggregate have a Material Adverse Effect on the Company For the purposes of this Agreement, “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (1) the voting of any security or the transfer of any security or other asset, (2) the receipt of any income derived from any asset, (3) the use of any asset, and (4) the possession, exercise or transfer of any other attribute of ownership of any asset).

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities laws (“Blue Sky Laws”) and state takeover laws, the rules and regulations of NASDAQ, and the filing of the Certificate of Merger as required by Delaware Law, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not, individually or in the aggregate, be material to the Company or its subsidiaries or, following the Effective Time, Parent, or prevent consummation of the Transactions or (B) otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.5  Proxy Statement.

The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as defined in Section 4.2) (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies, if any, for the Stockholders’ Meeting which shall have become false or misleading Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent’s or Merger Sub’s representatives in writing for inclusion in the Proxy Statement The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

2.6  Board Approval.

Subject to the terms of Section 4.4(d), the full Board (upon the unanimous recommendation of the Special Committee), by resolutions duly adopted (and such resolutions not thereafter modified or rescinded) as of the date of this Agreement, has unanimously (a) approved this Agreement and the Merger and determined that this Agreement and the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company, and (b) directed that adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that the stockholders of the Company adopt this Agreement.

2.7  Opinion of Financial Advisor.

The Special Committee has been advised in writing by its financial advisor, Bear, Stearns & Co. Inc., that in its opinion, as of the date of this Agreement, the Per Share Merger Consideration is fair, from a financial point of view, to the stockholders of the Company other than Parent and its affiliates and associates.

2.8  Financial Advisor.

Except for Bear, Stearns & Co. Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf the Company The Company will pay the fees and expenses of Bear, Stearns & Co. Inc. in accordance with the Company’s agreement with such firm.

2.9  State Takeover Statutes.

Other than Section 203 of the Delaware Law, no other state takeover statute or similar statute or regulation or anti-takeover provision in the Company Charter Documents applies to, purports to apply or at the Effective Time will be applicable to the Merger, this Agreement or the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1  Corporate Organization.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.2  Authority Relative to this Agreement.

Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and subject to approval of the Agreement by Parent in its capacity as sole stockholder of Merger Sub, which approval shall be given immediately following execution of the Agreement, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger as required by Delaware Law) This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

3.3  No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, each as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s or Merger Sub’s rights under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any of the material properties or assets of Parent pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties are bound or affected, excluding from the foregoing clauses (ii) or (iii) such conflicts, violations, breaches, defaults, impairments or other effects which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the rules and regulations of NASDAQ, and the filing of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing their respective material obligations under this Agreement.

3.4  Proxy Statement.

The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders’ Meeting which shall have become false or misleading Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Proxy Statement.

3.5  Sufficient Funds.

Parent has and will have at the Effective Time sufficient cash or cash-equivalent funds to consummate the Transactions, including acquiring all of the outstanding shares of Company Common Stock in the Merger.

3.6  No Prior Merger Sub Operations.

Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger contemplated hereby.

3.7  Ownership of the Company.

As of the date hereof and on the record date and on the meeting date for the Stockholders’ Meeting, Parent and its affiliates and associates own beneficially and of record 66,000,100 shares of Company Common Stock Except as set forth in the preceding sentence, neither Parent nor any of its affiliates or associates owns beneficially or of record any voting securities of the Company or any other securities convertible or exchangeable into voting securities of the Company.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1  Proxy Statement and Other Filings.

(a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and file with the SEC, a Schedule 13E-3 if required under applicable Legal Requirements (which Schedule 13E-3 shall be a joint filing by the Company and Parent), and preliminary proxy materials relating to (i) the Company Stockholder Approval and (ii) the removal of the existing board of directors of the Company and election of directors designated by Parent, which removal and appointment shall be effective upon the failure to obtain the Company Stockholder Approval Parent shall provide promptly to the Company such information concerning Parent and the director nominees as, in the reasonable judgment of the Company, Parent and their respective counsel, may be required or appropriate for inclusion in the Proxy Statement and the Schedule 13E-3 (if applicable), or in any amendments or supplements thereto At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to comply in all material respects with all applicable Legal Requirements Prior to filing the preliminary proxy materials, definitive proxy materials, the Schedule 13E-3 (if applicable) or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 4.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Schedule 13E-3 (if applicable) or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 (if applicable) or other filing The Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, the Schedule 13E-3 (if applicable), this Agreement or the Merger The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall include in such response all comments reasonably proposed by Parent Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13E-3 (if applicable) or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

4.2  Meeting of Company Stockholders.

(a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law, the rules of NASDAQ and the Company Charter Documents to convene a special meeting of its stockholders for the purpose of considering and taking action with respect to (i) the Company Stockholder Approval (the “Stockholders’ Meeting”) and (ii) the removal of the existing board of directors of the Company and election of directors designated by Parent, which removal and appointment shall be effective upon the failure to obtain the Company Stockholder Approval, to be held as promptly as practicable Subject to the fiduciary duties of the directors, the Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules and regulations of NASDAQ or Delaware Law to obtain such approvals Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting or to approve this Agreement and the Merger Subject to the Bylaw Amendment, the Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Stockholders’ Meeting are solicited, in compliance with Delaware Law, the Company Charter Documents, the rules and regulations of NASDAQ and all other applicable Legal Requirements.

(b) Subject to the terms of Sections 4.4(d) and (e): (i) the Board shall unanimously recommend that the Company’s stockholders adopt and approve this Agreement and approve the Merger at the Stockholders’ Meeting;

(ii) the Proxy Statement shall include (A) the fairness opinion referred to in Section 2.7 and (B) a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify in any manner adverse to Parent, the unanimous recommendation of the Board that the Company’s stockholders vote in favor of the Company Stockholder Approval For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous Following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), Parent agrees not to take any action in its capacity as stockholder of the Company that would cause the Company not to be in compliance with this Section 4.2(b).

(c) At the Stockholders’ Meeting, Parent shall vote, and shall cause each of its affiliates to vote, all Common Shares owned beneficially or of record by Parent, Merger Sub or any of Parent’s affiliates, in favor of the adoption of this Agreement and approval of the Merger, and any other matter to be approved by the holders of the Common Shares pursuant to the terms hereof and in connection with the Merger.

4.3  Confidentiality; Access to Information.

(a) The parties acknowledge that Parent and the Company have previously executed a letter agreement, dated as of September 22, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and each of Parent and the Company will hold, and will cause their respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers, and financial advisors) to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms thereof.

(b) The Company shall: (i) afford Parent and its accountants, counsel, advisors and other representatives reasonable access, upon reasonable notice, to the properties (including for the purpose of performing such environmental tests and investigations as Parent may desire), books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request, and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its subsidiaries as Parent may from time to time reasonably request.

(c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

4.4  No Solicitation.

(a) No Solicitation.  The Company and its subsidiaries shall not, nor shall they permit any of their respective officers and directors (or authorize any affiliates of any such officers and directors), affiliates, or employees or any investment banker, attorney, accountant or other advisor or representative retained by (or otherwise working on behalf of) the Company or any of its subsidiaries (collectively, “Representatives”) to directly or indirectly: (i) solicit, initiate or knowingly encourage, knowingly facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 4.4(h)(i)) with respect to the Company or any of its subsidiaries, (ii) participate or otherwise engage in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action (including granting any person a waiver or release under any standstill or similar agreement with respect to any class of equity security of the Company or any of its subsidiaries other than as contemplated by this Agreement) to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or any of its subsidiaries, (iii) engage in discussions with any person with respect to any Acquisition Proposal with respect to the Company or any of its subsidiaries, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to the Company or any of its subsidiaries (except to the extent specifically permitted pursuant to Section 4.4(d)), or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to the Company or any of its subsidiaries The Company and its subsidiaries will immediately cease, and will cause its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(b) Notification of Unsolicited Acquisition Proposals.  As promptly as practicable (but in no event more than 1 business day) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide to Parent a copy of such Acquisition Proposal, request or inquiry if made in writing or a written summary of the material terms and conditions of such Acquisition Proposal, including the identity of the person or group making any such Acquisition Proposal, to the extent not made in writing The Company shall provide to Parent as promptly as practicable (but in no event more than 1 business day thereafter) notice setting forth material amendments or proposed material amendments of any such Acquisition Proposal, request or inquiry and shall promptly provide to Parent a copy of all written materials, if any, setting forth such amendments.

(c) Superior Offers.  Notwithstanding anything to the contrary contained in Section 4.4, in the event that the Company or any of its subsidiaries receives a bona fide written Acquisition Proposal from a third party that is not solicited or otherwise procured in violation of Section 4.4(a) that the Special Committee has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to lead to, a Superior Offer (as defined in Section 4.4(h)(ii)), it may then take the following actions (but only if and to the extent that the Special Committee concludes in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to take such actions is reasonably likely to be a violation of directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirements):

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, provided that (A) it receives from the third party an executed confidentiality and standstill agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement; and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations and discussions with the third party with respect to the Acquisition Proposal.

(d) Change of Recommendation in Connection with a Superior Offer.  In response to receipt of a Superior Offer, the Board (upon recommendation of the Special Committee) and/or the Special Committee may change, withhold, withdraw, amend or modify its recommendation in favor of the Agreement and the Merger, and, in the case of a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Board (upon recommendation of the Special Committee) or the Special Committee, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iii) are met and the Board (upon recommendation by the Special Committee) or the Special Committee has concluded in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to make such Change of Recommendation is reasonably likely to be a violation of directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirements:

(i) A Superior Offer with respect to the Company has been made and has not been withdrawn;

(ii) The Stockholders’ Meeting has not occurred; and

(iii) The Company shall have (A) provided to Parent five business days prior written notice which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer, and (3) that the Board or the Special Committee, as the case may be, intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to Parent a copy of the relevant proposed transaction agreements and (C) during such five business day period, engaged in good faith negotiations to amend this Agreement in a manner as would enable the Company to proceed with the Board’s recommendation to the Company’s stockholders in favor of the Company Stockholder Approval with respect to this Agreement, as it may be amended (and the Company shall make the Chairman of its Special Committee and its senior executives available for discussions with Parent).

(e) Change of Recommendation Not in Connection with a Superior Offer.  If the Board (upon recommendation by the Special Committee) or the Special Committee, in each case not in connection with receipt of a Superior Offer or an Acquisition Proposal, has concluded in good faith, after receipt of advice of its outside legal counsel and financial adviser, that failing to make such Change of Recommendation is reasonably likely to be a violation of the directors’ fiduciary duties to the Company’s stockholders under applicable Legal Requirements, the Board and/or the Special Committee, as the case may be, may make a Change of Recommendation.

(f) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote.  Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

(g) Compliance with Tender Offer Rules.  Nothing contained in this Agreement shall prohibit the Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the content of any such disclosure shall be governed by the terms of this Agreement Without limiting the foregoing proviso, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 4.4(d).

(h) Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal (whether written, oral or otherwise), relating to any transaction or series of related transactions involving: (A) any purchase or acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of the Company (including its subsidiaries taken as a whole), or (C) any liquidation or dissolution of the Company; and

(ii) “Superior Offer” means a bona fide written offer that is not solicited or otherwise procured in violation of Section 4.4(a) that is made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company and as a result of which, if adopted and approved, the stockholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, to be more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger (as they may be amended in accordance with Section 4.4(d)(iii)(D)) and is reasonably capable of being consummated if adopted and approved and for which financing, to the extent required, is then fully committed or reasonably determined by the Special Committee to be available to consummate such a transaction.

(i) Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

4.5  Public Disclosure.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither Parent nor the Company shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without consulting in advance with the other party to the extent reasonably practicable; provided that the Company or the Board (or any committee thereof) may issue any press release or other public announcement pursuant to and consistent with Sections 4.4(d) and (e) without consulting with Parent.

(b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

4.6  Reasonable Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article V to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement In connection with and without limiting the foregoing, subject to the fiduciary duties of its Board, the Company and its Board shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Transactions or this Agreement, use all reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

4.7  Takeover Statutes.

If any “fair price”, “moratorium”, “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Transactions, the Company and the members of the Board shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

4.8  FIRPTA Compliance.

On the Closing Date, the Company shall deliver to Parent a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the Company Common Stock are not U.S. real property interests.

4.9  Company Stock Option Plan; Company ESPP.

(a) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the 2000 Stock Incentive Plan of the Company (the “Company Stock Option Plan”) an appropriate notice setting forth such participants’ rights pursuant to the Assumed Options (or replacement options permitted by Section 1.6(d)(ii)), as provided in Section 1.6(d).

(b) Parent shall take all corporate action reasonably necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options (or replacement options permitted by Section 1.6(d)(ii)) and to file all documents required to be filed to cause the shares of Parent Common Stock issuable upon exercise of the Assumed Options or replacement options to be listed on NASDAQ. As soon as reasonably practicable after the Effective Time or, if sooner, the termination of this Agreement in accordance with its terms, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Parent Common Stock subject to such options and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(c) Prior to the Effective Time, the Company shall, in accordance with the requirements of the Company’s Employee Stock Purchase Plan (the “Company ESPP”), take all actions that are necessary to (i) cause the ending date of the then current Purchase Period under the Company ESPP (as such term is defined therein) to occur on or before the last trading day prior to the Effective Time (the “Final Purchase Date”), (ii) cause all then existing offerings under the Company ESPP to terminate immediately following the purchase on the Final Purchase Date, (iii) suspend all future offerings that would otherwise commence under the Company ESPP following the Final Purchase Date and (iv) cease all further payroll deductions under the Company ESPP effective as of the Final Purchase Date. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP.

(d) The Company shall take all such action, including the adoption of any necessary resolutions by the Board or any appropriate committee thereof, necessary or appropriate to effect the transactions contemplated by this Section 4.9.

4.10  Indemnification of Directors and Officers.

(a) All rights to indemnification, exculpation and advancement of expenses existing in favor of those persons who are or were directors and officers of the Company and its subsidiaries (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company Charter Documents (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed and fully complied with by the Surviving Corporation, and Parent shall take all action necessary to cause the Surviving Corporation to observe such rights, to the fullest extent permitted by Delaware Law and Parent hereby guarantees the payment obligations, if any, of the Surviving Corporation to the Indemnified Persons pursuant to such rights, subject to applicable Legal Requirements.

(b) The obligations of Parent and the Surviving Corporation under this Section 4.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 4.10 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 4.10 applies shall be third party beneficiaries of this Section 4.10).

(c) Parent and the Surviving Corporation shall not amend, repeal or otherwise modify the certificate of incorporation and bylaws of the Surviving Corporation in any manner that would adversely affect the rights thereunder of the Indemnified Persons. If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 4.10.

(d) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement or “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy to provide those persons who are currently covered by such policy with liability insurance coverage in an amount and scope at least as favorable to such persons as the Company’s existing coverage for six (6) years following the Effective Time; provided, however, that if such “tail” policy is not available at a cost not greater than two hundred percent (200%) of the annual premiums paid as of the date hereof under the Company’s existing coverage (the “Insurance Cap”), then the Company shall obtain as much comparable insurance as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding the Insurance Cap.

4.11  Board of Directors.

(a) Prior to or simultaneously with the execution and delivery of this Agreement: (i) the Board shall have adopted the amendment to the Company’s bylaws attached hereto as Exhibit A (the “Bylaw Amendment”); (ii) the Board shall have fixed the number of directors on the Board at nine (9); (iii) Dr. Muoi V. Tran shall resign from the Board effective immediately; and (iv) the Company shall take all action necessary in accordance with Delaware Law and the Company Charter Documents to appoint as directors Joseph Y. Liu, Robert Shih, Chieh Chang, Leonard J. Leblanc, and Jesse W. Jack.

(b) Parent acknowledges and agrees that following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), and until the termination of this Section 4.11 pursuant to Section 4.11(e), the approval of a majority of the Special Committee Directors (as defined below) shall be required to authorize: (i) any amendment to or termination of this Agreement by the Company; (ii) any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (iii) any waiver of compliance with any covenant of Parent or Merger Sub or any condition to any obligation of the Company or any waiver of any right of the Company under this Agreement; (iv) any Change of Recommendation (as defined in Section 4.4(d)) by the Board; (v) any other consent or action by the Board with respect to this Agreement, or any of the Transactions; and (vi) the filling of any vacancies on the Special Committee. “Special Committee Directors” shall mean Hobart Birmingham, Stewart Personick and David Warnes.

(c) Following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), until the termination of this Section 4.11 pursuant to Section 4.11(e), Parent agrees not to take any action in its capacity as stockholder of the Company that is reasonably likely to materially and adversely affect the supermajority voting requirements of the Board as set forth in Section 4.11(b) and in the Bylaw Amendment, and the delegation of authority to the Special Committee pursuant to the Bylaw Amendment or otherwise.

(d) Following the appointment of Parent’s designees to the Board pursuant to Section 4.11(a), until the termination of this Section 4.11 pursuant to Section 4.11(e), Parent agrees (i) not to vote in its capacity as stockholder of the Company to remove the members of the Special Committee from the Board or the Special Committee, or amend the Company’s bylaws and (ii) at any election of directors to vote to reelect the members of the Special Committee; provided, however, that nothing in this Section 4.11, or this Agreement, or the Bylaw Amendment shall be deemed or construed as limiting or preventing Parent from voting its shares of Company Common Stock at the Stockholders’ Meeting in favor of the election of persons designated by it to be directors of the Company, or the Merger and this Agreement.

(e) The provisions of this Section 4.11 shall terminate and be of no further force and effect immediately upon the earlier of (i) any termination of this Agreement in accordance with its terms and (ii) the Effective Time.

ARTICLE V

CONDITIONS TO THE MERGER

5.1  Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Legal Requirements:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b) No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of any such statute, rule, regulation, executive order, decree, injunction or other order or the failure of any the foregoing to be resisted, resolved or lifted, as applicable.

(c) Governmental Approvals.  All applicable clearances of Governmental Entities under any applicable material foreign or other Legal Requirements (including other antitrust laws) in connection with this Agreement and the transactions contemplated hereby (including the Merger) (other than the filing of the Certificate of Merger) shall have been obtained, and if the SEC shall have reviewed and/or provided comments to the Proxy Statement, such comments and any related issues or matters with the SEC shall have been resolved.

5.2  Additional Conditions to Obligations of the Company.

The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties.  The representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct at and as of the Closing Date as would not have, in each case or in the aggregate, a Material Adverse Effect on Parent (it being understood and agreed that, all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent.

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

5.3  Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in each case or in the aggregate, a Material Adverse Effect on the Company as of the Closing Date (it being understood and agreed that, all materiality qualifications and other qualifications based on the word “material”, “Material Adverse Effect” or similar phrases contained in such representations and warranties shall be disregarded and any purported update of or modification to the Company Disclosure Letter made after the execution of this Agreement shall be disregarded). Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

6.1  Termination.

This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before October 31, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either the Company or Parent if any Legal Requirement makes consummation of the Merger illegal or if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party where the failure to obtain the Company Stockholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a material breach by such party of this Agreement;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(e) for 30 days after delivery of written notice from the Company to Parent of such breach or inaccuracy, provided Parent continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(e) if it shall have materially breached this Agreement or if such breach or inaccuracy by Parent is cured during such 30-day period);

(f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 6.1(f) for 30 days after delivery of written notice from Parent to the Company of such breach or inaccuracy, provided the Company continues to exercise all reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(f) if such breach or inaccuracy by the Company is cured during such 30-day period); or

(g) by Parent if a Triggering Event (as defined below) shall have occurred. For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) there is a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the Board that holders of Company Common Stock vote in favor of the adoption of this Agreement; (iii) the Special Committee shall have approved or recommended any Acquisition Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with

Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Special Committee recommends rejection of such tender or exchange offer, or the Special Committee shall subsequently amend or change its recommendation in a manner adverse to Parent; or (v) the Company shall have willfully and materially breached Section 4.4; provided, however, that in the event any such action by the Company (not just the Special Committee) that would otherwise constitute a Triggering Event shall not be considered a Triggering Event if such action was approved by any of the directors of the Board designated by Parent.

6.2  Notice of Termination; Effect of Termination.

Any termination of this Agreement under and in accordance with Section 6.1 will be effective immediately upon (subject to, in the case of Section 6.1(e) or Section 6.1(f), if the proviso therein is applicable, prior delivery of notice of the breach or inaccuracy 30 days prior to notice of termination) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 4.3(a), Section 4.10 (other than Parent’s guarantee of the obligations of the Company contained therein), this Section 6.2, Section 6.3 and Article VII, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

6.3  Fees and Expenses.

All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated.

6.4  Amendment.

Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

6.5  Extension; Waiver.

At any time prior to the Effective Time, the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that any condition set forth in Section 5.1(a) may not be waived without the express written consent of Parent and the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VII

GENERAL PROVISIONS

7.1  Non-Survival of Representations and Warranties.

The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall terminate and be of no further force or effect at, and as of, the Effective Time, and only the covenants and agreements of the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.

7.2  Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Oplink Communications, Inc.
46355 Landing Parkway
Fremont, California 94538
Attention: Chief Executive Officer
Telephone No.: (510) 933-7200
Telecopy No.: (510) 933-7300

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Carmen Chang, Esq.
Scott Anthony, Esq.
Telephone No.: (650) 493-9300
Telecopy No.: (650) 493-6811

(b) if to the Company, to:

Optical Communication Products, Inc.
6101 Variel Avenue
Woodland Hills, California 91367
Attention: Philip F. Otto
Telephone No.: (818) 251-7100
Telecopy No.: (818) 251-7111

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, Twenty-fifth Floor
Los Angeles, California 90071
Attention: Kenneth R. Bender, Esq.
Telephone No.: (213) 683-6000
Telecopy No.: (213) 996-3060

7.3  Interpretation.

(a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section, respectively, of this Agreement unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” As used herein, an item shall be deemed to have been “furnished” to Parent if such item has been sent to Parent or its representatives, provided to Parent or its representatives or made available to Parent or its representatives for review, in a data room or otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Where a reference is made to a law, such reference is to such law, as amended, and all rules and regulations promulgated thereunder, unless the context requires otherwise.

(b) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with any person, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such person, taken as a whole with its subsidiaries, other than any Effect primarily resulting from (A) changes affecting the United States or world economy generally which changes do not disproportionately affect such person taken as a whole with its subsidiaries when compared to other companies in the same industry, (B) changes affecting the industry in which such person and its subsidiaries operate generally which changes do not disproportionately affect such person taken as a whole with its subsidiaries, (C) a change in such person’s stock price or the trading volume in such stock, as applicable (provided that this clause (C) shall not exclude any underlying Effect which may have caused such change in stock price or trading volume), (D) acts of terrorism or war which changes do not disproportionately affect such person taken as a whole with its subsidiaries when compared to other companies in the same industry, (E) resulting from the announcement of this Agreement and the transactions contemplated hereby (including suspension or delay of customer orders, the threat of suspension of future customer orders, a slowdown in the rate of new orders from existing channels or the suspension of supplier relationships), (F) a failure to meet internal or published revenue or earnings predictions for such person for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that this clause (F) shall not exclude the revenues or earnings of such person itself, as applicable, or any Effect which may have affected such person’s revenues or earnings, as applicable), or (G) changes in applicable laws or in United States generally accepted accounting principles first publicly disclosed after the date hereof; or (ii) materially and adversely affect the necessary corporate power and authority of such entity to consummate the Transactions or Merger in accordance with the terms of this Agreement and applicable Legal Requirements.

(c) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(d) For purposes of this Agreement, the term “business day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close, and the term “day” when not immediately preceded by the word “business” shall mean a calendar day.

(e) For purposes of this Agreement, the terms “subsidiary” and “subsidiaries” with respect to any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any subsidiary of such party is a general partner (excluding partnerships in which such party or any subsidiary of such party does not have a majority of the voting interest of such partnership).

(f) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

7.4  Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

7.5  Entire Agreement; Third Party Beneficiaries.

This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement as modified by Section 4.4(a); and (b) are not intended to confer, and shall not be construed as conferring, upon any other person any rights or remedies hereunder provided that (A) the Indemnified Persons shall be third party beneficiaries of Section 4.10 and (B) the Special Committee Directors shall be third-party beneficiaries of Section 4.11 until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time. Notwithstanding the foregoing, no rights of any third party beneficiaries shall interfere with, limit or constrain in any manner the rights of any party hereto to terminate or amend this Agreement in accordance with its terms.

7.6  Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.7  Other Remedies; Specific Performance.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy, and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security in order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

7.8  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery in the State of Delaware (and any appellate courts therefrom), or if such jurisdiction shall be unavailable, any court in the State of Delaware and the Federal courts of the United States of America, each located within New Castle County in the State of Delaware, solely in respect of the interpretation, application and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Court of Chancery in the State of Delaware or, if jurisdiction is not available in the Court of Chancery, any other Delaware state court or Federal court, each located in New Castle County, Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware.

7.9  Rules of Construction.

The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10  Assignment.

No party may assign or delegate, in whole or in part, by operation of law or otherwise, either this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent may assign its rights (but not its obligations) under this Agreement to any direct or indirect wholly-owned subsidiary of Parent without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.11  Waiver of Jury Trial.

EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

OPLINK COMMUNICATIONS, INC.

By:	/s/ Joseph Y. Liu

Name:	Joseph Y. Liu

Title:	President and Chief Executive Officer

OPLINK ACQUISITION CORPORATION

By:	/s/ Joseph Y. Liu

Name:	Joseph Y. Liu

Title:	President and Chief Executive Officer

OPTICAL COMMUNICATION PRODUCTS INC.

By:	/s/ Philip F. Otto

Name:	Philip F. Otto

Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

AMENDMENT NUMBER TWO TO
BYLAWS
OF
OPTICAL COMMUNICATION PRODUCTS, INC.
a Delaware corporation

This is to certify that I am the duly elected, qualified and acting Secretary of Optical Communication Products, Inc., a Delaware corporation (the “Company”), and that, by action at a meeting of the Company’s Board of Directors held on June 19, 2007, the Bylaws of the Company were amended and restated to add Article X as follows:

ARTICLE X

MERGER AGREEMENT WITH OPLINK COMMUNICATIONS

Section 1.  Merger Agreement.  Reference is made to that certain Agreement and Plan of Merger, dated as of June 19, 2007 (the “Agreement”) by and among the corporation, Oplink Communications, Inc., a Delaware corporation (“Parent”), and Oplink Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used and not otherwise defined in this Article X shall have their respective meanings as set forth in the Agreement. Reference is also made to the special committee of disinterested directors of the corporation (the “Special Committee”) comprised of Hobart Birmingham, Stewart Personick, and David Warnes (the “Special Committee Directors”).

Section 2.  Special Committee Delegation.  From the effective date of this Article X until the Effective Time, the power of the Board of Directors to take the following actions is, to the fullest extent permitted by law, delegated to the Special Committee in addition to all powers previously delegated: (i) authorize the taking of any action on behalf of the corporation in connection with the Agreement, including, without limitation, action (A) to amend, terminate or enforce the Agreement; (B) to authorize any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (C) to waive the compliance with any covenant by Parent or Merger Sub or any condition to any obligation of the corporation or waive any right of the corporation under the Agreement; and (D) to authorize a Change of Recommendation; (ii) approve and pay all transaction expenses incurred by the corporation or the Special Committee in connection with the Agreement and the transactions contemplated thereby; or (iii) to fill any vacancies on the Special Committee.

Section 3.  Supermajority Approval.  Notwithstanding any other provision of these Bylaws, from the effective date of this Article X until the Effective Time, the Board of Directors of the corporation shall not, without the approval of at least eight directors: (i) authorize the taking of any action on behalf of the corporation in connection with the Agreement, including, without limitation, action (A) to amend, terminate or enforce the Agreement; (B) to authorize any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub; (C) to waive the compliance with any covenant by Parent or Merger Sub or any condition to any obligation of the corporation or waive any right of the corporation under the Agreement; (D) to authorize a Change of Recommendation; (ii) authorize any action inconsistent with or in contravention of the Agreement, or any of the transactions contemplated thereby; (iii) change or remove any of the current or future financial and legal advisors to the Special Committee or the corporation or retain any new legal counsel for the corporation; (iv) change or remove any member of corporation’s senior management team, including but not limited to the Chief Executive Officer, the Chief Financial Officer, the Controller, L.C. Chiu, David Jenkins, Jacob Tarn or Terry Basehore; (v) terminate or change the composition of, or terminate the existence of the following committees of the Board of Directors: the Special Committee, the audit committee, the compensation committee and the special stock option committee (provided that any action by the compensation committee or the special stock option committee shall be subject to further approval by the Board of Directors); (vi) amend, or propose to adopt amendments inconsistent or in contravention with, the charter documents of any committee to the Board of Directors; (vii) change or remove the corporation’s auditors; (viii) change the composition of the Special Committee or the number of directors of the corporation; (ix) amend or repeal this Article X of the Bylaws, (x) change the date, time or place for the Stockholders’ Meeting or authorize or approve any adjournment of such meeting, or (xi) create, authorize or otherwise empower any new committee of the Board of Directors. The requirement of a supermajority vote for certain actions is not intended to limit the power of the Special Committee to take those actions to the extent that the power has been delegated to the Special Committee.

Section 4.  Amendment.  Notwithstanding Article IX or anything else in these Bylaws to the contrary, neither Section 2 of Article III of these Bylaws nor this Article X may be repealed or amended by stockholders without the approval of the holders of at 80% of the outstanding shares of stock of the corporation.

Section 5.  Termination.  Notwithstanding Article IX or anything else in these Bylaws to the contrary, the provisions of this Article X shall terminate and be of no further force and effect upon the earliest to occur of (i) termination of the Agreement in accordance with its terms and (ii) the Effective Time.

IN WITNESS WHEREOF, I have hereunto set my hand as of June 19, 2007.

By:	/s/ Frederic T. Boyer
Frederic T. Boyer
Senior Vice President, Chief Financial Officer
and Secretary

ANNEX B

OPINION OF BEAR, STEARNS & CO., INC. DATED AS OF JUNE 19, 2007

June 19, 2007

The Special Committee of the Board of Directors
Optical Communication Products, Inc.
6101 Variel Avenue
Woodland Hills, CA 91367

Gentlemen:

We understand that Optical Communication Products, Inc. (“OCPI”), Oplink Communications, Inc. (“Oplink”) and Oplink Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of Oplink, intend to enter into an Agreement and Plan of Merger to be dated as of June 19, 2007 (the “Agreement”), pursuant to which Merger Sub shall be merged with and into OCPI and OCPI shall continue as the surviving corporation, which will become a wholly-owned subsidiary of Oplink (the “Transaction”). Pursuant to the Agreement, each of the issued and outstanding shares of Class A common stock of OCPI (other than Class A shares currently owned by Oplink or Merger Sub) will be converted into the right to receive $1.65 per share in cash (the “Consideration to be Received”). You have provided us with a copy of the Agreement in execution form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the Class A shareholders of OCPI (excluding Oplink and Merger Sub).

In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Agreement;

•	reviewed OCPI’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended September 2006, 2005 and 2004, its Quarterly Reports on Form 10-Q for the periods ended December 31, 2006 and March 31, 2007 and its Current Reports on Form 8-K filed since September 30, 2006;

•	reviewed certain operating and financial information relating to OCPI’s business and prospects, including projections for the three years ended September 30, 2010 and extrapolated projections for the five years ended September 30, 2015, all as prepared and provided to us by OCPI’s management;

•	met with certain members of OCPI’s senior management to discuss OCPI’s businesses, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of OCPI;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to OCPI;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to OCPI;

•	performed discounted cash flow analyses based on the projections for OCPI furnished to us; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

The Special Committee of the Board of Directors
Optical Communication Products, Inc.
June 19, 2007

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by OCPI or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of OCPI as to the expected future performance of OCPI. We have not assumed any responsibility for and have not independently verified any of such information, including, without limitation, the projections, and we have further relied upon the assurances of the senior management of OCPI that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of OCPI, nor have we been furnished with any such appraisals (other than a real estate appraisal of OCPI’s headquarters carried out by third party consultants at OCPI’s instruction). During the course of our engagement, we were asked by the Special Committee of the Board of Directors of OCPI (the “Special Committee”) to solicit indications of interest from various third parties regarding a transaction with OCPI, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on OCPI.

We do not express any opinion as to the price or range of prices at which the shares of common stock of OCPI may trade subsequent to the announcement of the Transaction.

Bear, Stearns & Co. Inc. (“Bear Stearns”) has acted as a financial advisor to the Special Committee in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. In addition, OCPI has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to OCPI, Oplink, the Transaction and other participants in the Transaction that differ from the views of Bear Stearns’ investment banking personnel.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by OCPI and/or Oplink and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

It is understood that this letter is intended for the benefit and use of the Special Committee and the Board of Directors of OCPI (the “Board of Directors”) only in connection with its evaluation of the Transaction and does not constitute a recommendation to the Special Committee, the Board of Directors or any holders of OCPI common stock as to how to vote in connection with the Transaction or otherwise. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of OCPI common stock in connection with the Transaction. This opinion does not address OCPI’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for OCPI or the effects of any other transaction in which OCPI might engage. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation payable to any of OCPI’s officers, directors or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be Received. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

The Special Committee of the Board of Directors
Optical Communication Products, Inc.
June 19, 2007

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the Class A shareholders of OCPI (excluding Oplink and Merger Sub).

Very truly yours,

BEAR, STEARNS & CO. INC.

By:
Senior Managing Director

ANNEX C

OPINION OF SEVEN HILLS PARTNERS LLC DATED AS OF JUNE 18, 2007

S e v e n   H i l l s

June 18, 2007

PERSONAL & CONFIDENTIAL

Board of Directors
Oplink Communications, Inc.
46335 Landing Parkway
Fremont, CA 94538

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Oplink Communications, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among the Company, Optical Communication Products, Inc. (“OCP”) and Oplink Acquisition Corporation (“Merger Sub”), pursuant to which Merger Sub will be merged with and into OCP, with OCP as the surviving entity and thereafter a wholly-owned subsidiary of the Company (the “Transaction”). In the Transaction, each outstanding share of the Class A common stock of OCP (other than shares owned by the Company or by OCP and other than dissenting shares as provided in the Agreement) will be converted into the right to receive $1.65 per share in cash (collectively, the “Consideration”). We understand that the Company currently owns 66,000,100 shares of OCP Class A common stock, representing approximately 58.1% of the OCP common stock outstanding, acquired primarily through a stock purchase transaction with The Furukawa Electric Co., Ltd. (the “Stock Purchase”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

a.	a draft of the Agreement dated June 14, 2007;

b.	certain publicly available financial and other information for OCP, including Annual Reports on Form 10-K for the fiscal year ended September 30, 2006 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007;

c.	certain financial and operating information with respect to the business, operations and prospects of OCP furnished to Seven Hills by OCP, including financial projections of OCP through fiscal year 2010 prepared by the management of OCP, together with financial projections for fiscal years 2011 and 2012 reviewed and approved by the Company;

d.	certain publicly available financial projections prepared by Wall Street research analysts for OCP, the Company and certain other publicly traded companies we deemed relevant;

e.	certain operating results, the reported price and trading histories of the shares of the common stock of OCP, and operating results, the reported price and trading histories of certain publicly traded companies we deemed relevant;

f.	certain financial terms, to the extent publicly available, of certain selected business combinations we deemed relevant;

Seven Hills Partners LLC
88 Kearny Street  •  San Francisco, CA  •  94108
Tel: (415) 869-6200  •  Fax: (415) 869-6262
Member of NASD and SIPC

g.	pro forma impact of the proposed Transaction on certain financial and operating metrics, including the impact on cash balance, for the Company;

h.	certain estimates of cost savings and other synergies expected to result from the Transaction, prepared and provided to Seven Hills by the Company;

i.	discussions with the senior management of the Company and their strategic and financial rationale for the Transaction;

j.	discussions and negotiations among representatives of the Company, OCP and their respective advisors; and

k.	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

We have relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion, and we have not undertaken any independent verification of such information. We have relied upon the assurances of management of the Company that it is not aware of any facts that would make such information inaccurate or misleading in any respect. We have assumed with your consent, with respect to the financial projections for OCP provided to us by OCP or approved by the Company, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of OCP or the Company, as applicable, of the future financial performance of OCP on a standalone basis, that they form a reasonable basis for our opinion and that OCP will perform substantially in accordance with such projections, and, with respect to the financial projections for the Company prepared by Wall Street analysts, that they were reasonably prepared, that they form a reasonable basis for our opinion and that the Company will perform substantially in accordance with such projections. Furthermore, we did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets or liabilities (contingent or otherwise) of OCP, nor were we furnished with any such evaluations or appraisals, nor have we evaluated the solvency or fair value of OCP under any state or federal laws relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver thereof. We have further assumed that the final form of the Agreement will not vary materially from the last draft Agreement reviewed by us and that the Transaction will be consummated substantially in accordance with the terms described in such draft, without any amendment or waiver of material terms or conditions. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, on OCP or on the contemplated benefits of the Transaction. We note that we are not legal, tax or regulatory experts and have relied upon, without assuming any responsibility for independent verification or liability therefor, the assessment of the Company’s legal, tax and regulatory advisors with respect to the legal, tax and regulatory matters related to the Agreement.

Our opinion does not address the underlying business decision to enter into the Agreement and pursue the Transaction or any other transaction, or the relative merits of the Transaction or any other transaction as compared to any alternative business transaction that might be available to the Company. The opinion expressed herein is provided solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Consideration in the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. In addition, Seven Hills Partners LLC (“Seven Hills”) may provide investment banking services to the Company or OCP or their respective affiliates, in the future, in connection with matters unrelated to the Transaction, for which services Seven Hills may receive compensation.

We have acted as financial advisor to the Company with respect to the Transaction and the Stock Purchase. We received a fee from the Company for our services with respect to the Stock Purchase and will receive a fee from the

Company for our services with respect to this Transaction, including rendering this opinion, a significant portion of which is contingent on the consummation of the Transaction. The Company has agreed to reimburse our expenses and to indemnify us for certain liabilities that may arise out of our engagement.

This opinion shall not be used for any other purpose, and may not be disseminated, reproduced, quoted from (in whole or in part) or referred to at any time, without prior written approval. In furnishing this opinion, Seven Hills does not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid by the Company pursuant to the Agreement and as part of the Transaction is fair from a financial point of view to the Company.

Very truly yours,

/s/  Seven Hills Partners LLC
SEVEN HILLS PARTNERS LLC

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (APPRAISAL RIGHTS)

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW (APPRAISAL RIGHTS)

DELAWARE CORPORATION AND BUSINESS ENTITY LAWS

TITLE 8

Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

ANNEX E

INFORMATION RELATING TO THE COMPANY, OPLINK AND
OPLINK ACQUISITION

INFORMATION RELATING TO THE COMPANY, OPLINK AND
OPLINK ACQUISITION

The following sets forth certain information relating to Optical Communication Products, Inc., a Delaware corporation (the “Company”), Oplink Communications, Inc., a Delaware corporation (“Oplink”) and Oplink Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Oplink (“merger sub” or “Oplink Acquisition”) and directors and officers of each such party that is required under certain rules of the Securities and Exchange Commission.

Optical Communication Products, Inc.

The Company is a Delaware corporation with its corporate headquarters located at 6101 Variel Avenue, Woodland Hills, California 91367; (818) 251-7100.

The names and positions of the directors and executive officers of the Company are set forth below. Each director and executive officer of the Company is a citizen of the United States. Except where indicated, each director’s and executive officer’s principal occupation is as listed below and principal business address is 6101 Variel Avenue, Woodland Hills, California 91367. During the last five years, neither the Company, nor, to the best of its knowledge, any of its directors or executive officers (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such federal or state securities laws.

Executive Officers and Directors of the Company

The following table sets forth information regarding our executive officers and directors as of August 21, 2007:

Name	Position

Philip F. Otto	Director, Chief Executive Officer and President
Frederic T. Boyer	Senior Vice President and Chief Financial Officer
Dr. Liew-Chuang Chu	Vice President of Worldwide Operations
Stewart D. Personick	Director
Hobart Birmingham	Director
David Warnes	Director
Joseph Y. Liu	Director
Leonard J. Leblanc	Director
Chieh Chang	Director
Jesse W. Jack	Director
Robert Shih	Director

Business and Background of Executive Officers and Directors of the Company

Philip F. Otto has been a director and our Chief Executive Officer and President since July 2006. Mr. Otto served as our Interim Chief Financial Officer from May 2006 to August 2006. Prior to joining our company, Mr. Otto had been an independent corporate strategic and financial advisor since 2003. From 2000 to 2003, Mr. Otto was chairman and chief executive officer of MedioStream, Inc., a California software company. From 1998 to 1999, Mr. Otto worked as an independent consultant providing financial and strategic advisory services to small technology-oriented companies and investors. From 1992 to 1997, Mr. Otto served as chairman and chief executive officer of California Microwave, Inc (after having been its chief financial officer). Mr. Otto earned a bachelor of science degree from the Yale School of Engineering and a master’s degree in business administration from Harvard Business School.

Frederic T. Boyer has been our Senior Vice President and Chief Financial Officer since August 2006. From October 2002 to August 2006, Mr. Boyer served as Vice President and Chief Financial Officer of Qualstar Corporation, a NASDAQ-traded data storage solutions company. Mr. Boyer was Vice President and Chief Financial Officer of Accelerated Networks, Inc. from 1998 to 2001. From 1996 to 1998, Mr. Boyer was the Senior Vice President, Finance and Administration and Chief Financial Officer of Software Dynamics, Incorporated. From 1990 to 1996, Mr. Boyer was Vice President and Chief Financial Officer of Fibermux Corporation, a networking company later acquired by ADC Telecommunications. Mr. Boyer holds an M.B.A. from Loyola Marymount University, a B.S. in Accounting from California State University, Los Angeles, and a B.S. in Economics from California State Polytechnic University, Pomona.

Liew-Chuang Chiu has been our Vice President of Worldwide Operations since January 24, 2007. Dr. Chiu was our Vice President of Manufacturing from April 2006 to January 24, 2007. From July 2005 to April 2006, Dr. Chiu was our Director of Manufacturing. From 2004 to 2005, Dr. Chiu was a Director of Operations of JDS Uniphase Corporation. From 1998 to 2004, Dr. Chiu served as Vice President of Operations of E2O, a fiber optics sub-systems company acquired by JDS in 2004. Previously, Dr. Chiu was Manager of Research and Development with Hewlett Packard’s components operation in Singapore. Dr. Chiu holds B.S., M.S. and Ph.D degrees in Applied Physics from the California Institute of Technology.

Stewart D. Personick has been a director and member of our audit and compensation committees since November 2000. In addition, Dr. Personick has served as a member of our special stock option committee since April 2002 and nominating committee from July 2002 to February 2006, respectively. Since March 2006, Dr. Personick has been an independent consultant. From December 2005 to March 2006, Dr. Personick was the Director of the Secure Infrastructure Laboratory at Stevens Institute of Technology in Hoboken, New Jersey. From September 2004 to December 2005, Dr. Personick was a College of Engineering Distinguished Professor at Drexel University in Philadelphia, PA. From September 2003 to August 2004, Dr. Personick was an independent consultant. From September 1998 to August 2003, he was the E. Warren Colehower Chair Professor of Telecommunications and Information Networking at Drexel University, and the Director of Drexel’s Center for Telecommunications and Information Networking. From January 1984 to July 1998, Dr. Personick was Vice President at Bell Communication Research, a research and development company. Dr. Personick has been a fellow of the Institute of Electrical and Electronics Engineers since 1983, a fellow of the Optical Society of America since 1988, a member of the U.S. National Academy of Engineering since 1992 and he received the IEEE/OSA John Tyndall Award in 2000. Dr. Personick earned his bachelor of electrical engineering from The City College of New York and his master of science and doctor of science in electrical engineering from the Massachusetts Institute of Technology.

Hobart Birmingham has been a director and member of our audit, compensation and special stock option committees since December 2002. Since November 2002, Mr. Birmingham has been a Managing Director of The Perreault Birmingham Group LLC, a company providing business consulting, strategic advisory and investment banking services to software and other high technology companies. Mr. Birmingham is also a registered representative of ePLANNING Securities, Inc., member of NASD/SIPC. From July 2000 to June 2003, Mr. Birmingham was a Managing Director of Hultquist Capital LLC, a firm providing strategic and financial advisory services. From February 1997 to July 2000, Mr. Birmingham was an executive officer of Inprise/Borland Software Corporation, working first as General Counsel and from April 1999 as Chief Administrative Officer. Before Inprise/Borland, Mr. Birmingham was Associate General Counsel of Apple Computer. Prior to Apple Computer, Mr. Birmingham was in private practice with law firms in San Francisco and Tokyo. Mr. Birmingham earned his J.D. from the University of Michigan Law School and holds a bachelor’s degree in East Asian Studies from Princeton University.

David Warnes has been a director and member of our audit committee since December 2002, and a member of our nominating committee from February 2004 to February 2006. From September 2006, Mr. Warnes has been an independent consultant. From December 2002 to August 2006, Mr. Warnes was President and CEO of BEST Direct Networks, a wireless broadband provider and billing transaction company in the telecom and IT/IP industry. From May 2000 to June 2002, Mr. Warnes was Chief Executive Officer of New World Network, Ltd. where he was responsible for introducing the ARCOS Cable System into service through New World’s majority ownership. The ARCOS Cable System is an undersea broadband fiber-optic cable network that is 8,600 km in length which connects 14 countries throughout the Caribbean, Central America and the Yucatan to the United States. From July

1996 to May 2000, Mr. Warnes was Chief Operating Officer of Global Light Telecommunications, Inc., a public international telecommunications investment company. Prior to Global Light Telecommunications, Mr. Warnes was Principal Consultant and General Manager Business Development of International Digital Communications, Japan, an international communications company. Mr. Warnes holds an electrical engineering degree from the University of East London. Mr. Warnes is a Chartered Engineer and a Fellow of the Institution of Electrical Engineers.

Joseph Y. Liu has been a director since has June 2007. Mr Liu is the Chief Executive Officer and President of Oplink, and is a member of Oplink’s board of directors, on which he has served since Oplink’s inception in 1995. From 1994 to 1995, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. Mr. Liu also serves as a director of InterVideo, Inc., a DVD software provider. Mr. Liu received his B.S. from Chinese Cultural University, Taiwan and his M.S. from California State University, Chico.

Leonard J. LeBlanc has been a director since June 2007. Mr. LeBlanc is a director and chairman of the board of Oplink. Since August 2000, Mr. LeBlanc has also been on the Board of Directors of eBest Inc., a private software company providing collaborative business management solutions. From February 2001 to September 2003, Mr. LeBlanc was Vice President of Corporate Development and Acting Chief Financial Officer of eBest Inc. Mr. LeBlanc was the Executive Vice President and Chief Financial Officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the Executive Vice President of Finance and Administration and Chief Financial Officer at Infoseek Corporation, an Internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as Senior Vice President, Finance and Administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as Executive Vice President, Finance and Administration and Chief Financial Officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc also serves on the board of directors of AXT, Inc., a company involved with the manufacture and sale of high-performance compound semiconductor substrates. Mr. LeBlanc received his B.S. and M.S. from the College of Holy Cross, and his master’s degree in finance from George Washington University.

Chieh Chang has been a director since June 2007. Mr. Chang has been a member of Oplink’s board of directors since September 1995. From February 2000 to February 2003, Mr. Chang served as Chief Executive Officer of Programmable Microelectronics Company, Inc. (now Gingistek, Inc.), a fabless semiconductor design company. From April 1992 to August 1996, Mr. Chang was the Director of Technology at Cirrus Logic, Inc., a semiconductor company. Mr. Chang serves on the board of directors of Genesis Microchip, Inc., a semiconductor company. Mr. Chang received his B.S. in Electrical Engineering from the National Taiwan University and his M.S. in Electrical Engineering from UCLA.

Jesse W. Jack has been a director since June 2007. Mr. Jack has been a member of Oplink’s board of directors since July 2002. Since January 2003, Mr. Jack has been self-employed as an attorney with The Law Offices of Jesse Jack. He is also the Vice President and General Counsel for I-Bus Corporation, a privately held company. From 1994 until January 2003, Mr. Jack was a partner in the law firm of Jack & Keegan, a California Limited Liability Partnership. Mr. Jack served on the board of directors of The Parkinson’s Institute from 1988 through 2000. Mr. Jack received his B.S. from California State University, San Jose and his J.D. from Hastings College of Law.

Robert Shih has served as our director since June, 2007. Dr. Shih has served as Vice President of Business Development of Oplink since August 2005. He has more than 15 years of research, engineering and executive management experience in the optical communication industry. Before joining Oplink, Dr. Shih was Chief Executive Officer of Infomax Optical Technology Corporation. Dr. Shih joined Infomax through the acquisition of New Elite Technology Inc., where he was the CEO since January 2004. Prior to Infomax, Dr. Shih was with Finisar Corporation as the Vice President of Business Development in Asia, and had joined Finisar through the acquisition of Demeter Technology Inc. which he founded as a spin-off of the fiber optic component division from AXT Inc. in early 2000. Prior to Demeter, Dr. Shih was the Chief Technology Officer of AXT, Inc. and developed advanced optoelectronic devices since 1998. Dr. Shih joined AXT through the acquisition of Alpha Photonics which he founded and managed since 1992. Prior to 1992, Dr. Shih was the Senior Scientist with Physical Optics Corporation, doing research in integrated optics using semiconductor materials. Dr. Shih received his Ph.D., M.S., and B.S. in Electrical Engineering from the University of California, Los Angeles.

Oplink and Oplink Acquisition

Incorporated in 1995, Oplink is a Delaware corporation with its executive offices at 46335 Landing Parkway, Fremont CA 94538. Its telephone number is (510) 933-7200. Oplink Acquisition, a Delaware corporation and wholly-owned subsidiary of Oplink, was organized solely for the purpose of entering into the merger agreement with OCP and completing the merger. Oplink Acquisition was incorporated on June 13, 2007 and has not conducted any business operations. Oplink Acquisition’s principal executive offices are located at c/o Oplink Communications, Inc., 46355 Landing Parkway, Fremont, California 94538.

Set forth below is certain information for each director and executive officer of Oplink and Oplink Acquisition. Each person identified below is a United States citizen except as otherwise stated below. During the last five years, none of Oplink, Oplink Acquisition or, to the best knowledge of Oplink and Oplink Acquisition, any of the directors and executive officers listed below (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) was a party to any judicial or administrative proceedings (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state laws, or a finding of a violation of federal or state securities laws. The principal business address of each director and executive officers listed below is c/o Oplink Communications, Inc., 46335 Landing Parkway, Fremont, CA 94538.

Executive Officers and Directors of Oplink and Oplink Acquisition

The following table set forth information regarding Oplink’s executive officers and directors as of August 21, 2007:

Name	Position

Joseph Y. Liu*	Director, Chief Executive Officer and President
Leonard J. Leblanc	Director and Chairman of the Board
Chieh Chang	Director
Jesse W. Jack	Director
Hua Lee	Director
Shirley Yin	Chief Financial Officer
River Gong	Vice President of Sales
James Cheng	General Manager, China-Macau
Robert Shih**	Vice President of Business Development

*	Director, Chief Executive Officer and President of Oplink Acquisition

**	Director of Oplink Acquisition

Business and Background of Executive Officers and Directors of Oplink and Oplink Acquisition

Joseph Y. Liu See information provided in this Annex E — Information Relating to the Company, Oplink and Oplink Acquisition — Business and Background of Executive Officers and Directors of the Company.

Leonard J. LeBlanc See information provided in this Annex E — Information Relating to the Company, Oplink and Oplink Acquisition — Business and Background of Executive Officers and Directors of the Company.

Chieh Chang See information provided in this Annex E — Information Relating to the Company, Oplink and Oplink Acquisition — Business and Background of Executive Officers and Directors of the Company.

Jesse W. Jack See information provided in this Annex E — Information Relating to the Company, Oplink and Oplink Acquisition — Business and Background of Executive Officers and Directors of the Company.

Hua Lee has been a member of Oplink’s Board of Directors since February 2006. Dr. Lee has been Professor of Electrical and Computer Engineering at the University of California, Santa Barbara since 1990. Prior to his tenure at the University of California, Santa Barbara, Dr. Lee was on the faculty of the University of Illinois at Urbana-Champaign. Dr. Lee received his B.S. degree in Electrical Engineering from the National Taiwan University, and M.S. and PhD in Electrical Engineering from University of California, Santa Barbara.

Shirley Yin has served as Oplink’s Chief Financial Officer since August 2007. Prior to that, Ms. Yin was Vice President Finance and Acting Chief Financial Officer and was also Oplink’s controller for five years. She is a Certified Public Accountant and has more than 10 years of experience in finance and accounting in a wide variety of roles. Before joining Oplink, Ms. Yin spent three years at PricewaterhouseCoopers. Ms. Yin received her Master Degree in Accountancy from the University of Southern California.

River Gong has served as Oplink’s Vice President of Sales since February 2003. From January 2001 to February 2003, Ms. Gong served as Oplink’s Sr. Director of Sales, from May 1999 to January 2001 she was Director of Sales, and from January 1998 to May 1999 she was Sales Manager. Prior to joining Oplink, Ms. Gong was Division Manager and Sales Manager of MP Fiber Optics (now Global Opticom), a fiber optics company, from January 1995 to December 1997. Prior to that, she was an architect in China for five years. Ms. Gong received her B.S. in Architecture from Harbin Institute University.

James Cheng has served as Oplink’s General Manager, China/Macau since May 2005. From June 2003 to February 2005, Mr. Cheng was as a consultant for Stratum Technologies, Inc. in Cleveland, Ohio. From June 1997 to June 2003, Mr. Cheng served as the Country Manager and Factory General Manager at RAE Systems Inc. in Shanghai (Jiading) China. Mr. Cheng received his B.S. in Mechanical Engineering from Taugtong University, Taiwan. Mr. Cheng is a citizen of China.

Robert Shih See information provided in this Annex E — Information Relating to the Company, Oplink and Oplink Acquisition — Business and Background of Executive Officers and Directors of the Company.

ANNEX F

PROJECTED FINANCIAL INFORMATION

PROJECTED FINANCIAL INFORMATION

On June 1, 2007, the Company prepared certain financial projections of future operating results of the Company (the “projected financial information”). The Company does not as a matter of course publish its business plans and strategies or make public projections as to anticipated financial position, results of operations or other results beyond the current fiscal year, if at all, and is especially wary of making projected financial information for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. The projected financial information was provided to the board of directors, the special committee, its advisor, Bear Stearns, and on or about June 1, 2007 (after Oplink had agreed to purchase the Company’s shares from Furukawa and made the offer for the remaining shares of the Company) Oplink, its advisor, Seven Hills, and on or about June 13, 2007, Oplink Acquisition (collectively, the “projected financial information recipients”), for use in connection with their respective considerations of the merger.

We have included a subset of this projected financial information to give our stockholders access to certain nonpublic information considered by projected financial information recipients for purposes of considering and evaluating the merger. The projections included below constitute all projected financial information deemed material to Bear Stearns in rendering its opinions described under “Proposal No. 1 Approval and Adoption of the Merger Agreement — Special Matters — Opinion of the Special Committee’s Financial Advisor” beginning on page   . The inclusion of this information should not be regarded as an indication that the projected financial information recipients or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. The projected financial information was prepared for internal use and to assist the projected financial information recipients with their respective due diligence investigations of the Company and for purposes of considering and evaluating the merger. The projected financial information was not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants or generally accepted accounting principles with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of the Company’s management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company, as of the date of the projected financial information.

The projected financial information is included in this proxy statement solely because such information was furnished to the projected financial information recipients. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information.

The Company advised projected financial information recipients that its internal financial forecasts, upon which the projected financial information was based, are subjective in many respects. While presented with numerical specificity, the projected financial information was based upon a variety of assumptions relating to the business of the Company at the time it was prepared. The Company’s management considered such assumptions reasonable as of the time they were made. Such assumptions and estimates underlying the projected financial information are inherently uncertain and are subject to a wide variety of significant business, economic, and competitive risks, uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control which could cause actual results to differ materially from those contained in the projected financial information or cause the underlying assumptions to be inaccurate, including, among others: industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page   . Since the projected financial information covers multiple years, such information by its nature becomes less reliable with each successive year. As a result, there can be no assurance that the projected financial information is indicative of the future performance of the Company or that actual results will not differ materially from those presented in the projected financial information or prove to be wholly inaccurate.

The inclusion of the projected financial information herein should not be regarded as a representation by the Company, Oplink, or Oplink Acquisition or any other entity or person that the projected results will be achieved, and none of the Company, Oplink, or Oplink Acquisition assumes any responsibility for the accuracy of such information. The Company’s independent auditors have not examined or compiled the projected financial information presented herein and, accordingly, assume no responsibility for them. Readers are cautioned not to place undue reliance on this data. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the projected financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information.

The Company does not intend to update or otherwise revise the projected financial information to reflect circumstances existing since the date of preparation or to reflect the occurrence of future events, including, changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be in error. The projected financial information does not take into account any circumstances or events occurring after the date it was prepared.

For the foregoing reasons, as well as the bases and assumptions on which the financial projected financial information was compiled, the inclusion of specific portions of the projected financial information in this proxy statement should not be regarded as an indication that such projected financial information will be an accurate prediction of future events, and they should not be relied on as such.

Projected financial information for fiscal years 2007 through 2010 is set forth below. Since the date of the projected financial information, the Company has made publicly available its actual results of operations for the quarter ended June 30, 2007. You should review the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the projected financial information set forth below. The projected financial information should be read together with the information contained in the consolidated financial statements of the Company available in its filings with the Securities and Exchange Commission, and the information set forth above.

Additional information relating to the principal assumptions used in preparing the projected financial information is set forth below. No one has made or makes any representation to any stockholder regarding the information included in this projected financial information.

Projected Financial Information as of June 1, 2007

For Revenue, Gross Profit, and EBITDA

	2007		2008	2009	2010
			(In millions)

REVENUE	$70.6		$82.1	$99.6	$120.5

GROSS PROFIT	$8.2		$21.9	$31.6	$35.7

EBITDA*	$(31.2	)**	$(3.8)	$5.2	$8.3

*	EBITDA is a measure that is not derived in accordance with GAAP.

**	Does not reflect impairment of goodwill ($8.5) or inventory write-down ($4.5) as non-cash items.

In preparing the projected financial information, the Company assumed revenue would increase 7% in fiscal year 2008, 18% in fiscal year 2009, and 14% in fiscal year 2010. The Company assumed revenue for existing products would be $68.2 million, $71.6 million, $72.0 million, and $73.3 million in fiscal years 2007, 2008, 2009 and 2010, respectively. Increased revenue for existing products is attributed to increased revenue projections from the Company’s operations in Hsinchu, Taiwan, which are slightly offset by decreased revenue projections from the Company’s operations in Woodland Hills, California of existing products principally due to reduced average selling prices. The Company assumed revenue for new products would be $2.4 million, $10.5 million, $27.6 million and $47.2 in fiscal years 2007, 2008, 2009 and 2010, respectively.

In preparing the projected financial information, the Company assumed gross profit would increase $13.7 million, or 167%, for the fiscal year 2008, $9.7 million, or 44%, for fiscal year 2009, and $4.1 million, or 13%, for fiscal year 2010. The increase in gross profit, year-over-year, is primarily attributed to anticipated higher revenues and lower cost of revenues. The Company’s cost of revenue consists principally of materials, as well as salaries and related expenses for manufacturing personnel as well as stock-based compensation, manufacturing overhead and provisions for lower of cost or market, excess and obsolete inventory. The lower cost of revenue is due to a reduction in the cost of laser components (FP TOSA and DFB lasers to be manufactured at the Company’s operations in Hsinchu, Taiwan) and lower costs related to the transfer of manufacturing to China.

EBITDA is defined as income (loss) from operations before depreciation and amortization. In preparing the EBITDA projections, the Company assumed income (loss) from operations to be ($30.3) million ($7.8) million, $0.9 million and $3.8 million in fiscal years 2007, 2008, 2009 and 2010, respectively. The Company assumed depreciation and amortization to be $5.2 million, $4.0 million, $4.3 million and $4.5 million in fiscal years 2007, 2008, 2009 and 2010, respectively.

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

OPTICAL COMMUNICATION PRODUCTS, INC.
PROXY
Special Meeting of Stockholders, October     , 2007

This Proxy is Solicited on Behalf of the Board of Directors of
Optical Communication Products, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held October     , 2007 and the Proxy Statement and appoints Philip F. Otto and Frederic T. Boyer, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Optical Communication Products, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Stockholders of the Company to be held at 6101 Variel Avenue, Woodland Hills, California 91367 on October     , 2007 at 10:00 a.m. Pacific Time (the “Special Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Approval and Adoption of Merger Agreement	FOR Approval and Adoption of Merger Agreement ☐	AGAINST Approval and Adoption of Merger Agreement ☐

2. Adjournment of the Special Meeting, if necessary to solicit additional proxies.	FOR Adjournment of the Special Meeting, if necessary to solicit additional proxies ☐	AGAINST Adjournment of the Special Meeting, if necessary to solicit additional proxies ☐

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Special Meeting.

This Proxy when properly executed, will be vote as specified above. If no specification is made, this Proxy will be voted “FOR” approval and adoption of the merger agreement and “For” the other listed proposals.

WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE SPECIAL MEETING.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
To change your address on your account, please check the box at the right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method	☐

Please check the box at the right if you plan to attend the meeting	☐

Dated:

     Signature

     Name and Title